                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 --------------


                                   FORM 8-K/A

                                AMENDMENT NO. 1
                                CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                 --------------


        Date of Report (Date of earliest event reported): April 28, 2000


                                  ENGAGE, INC.
             (Exact name of registrant as specified in its charter)


   DELAWARE                 000-26671                04-3281378
---------------           ------------           -------------------

(State or other           (Commission              (IRS Employer
jurisdiction of           File Number)           Identification No.)
incorporation)


                              100 BRICKSTONE SQUARE
                          ANDOVER, MASSACHUSETTS 01810
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)


      Registrant's telephone number, including area code: (978) 684-3884
                                                          --------------

                            Engage Technologies, Inc.
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 2.   Acquisition or Disposition of Assets.

     On April 28, 2000, Engage, Inc., a Delaware corporation (the "Registrant"), completed its acquisition of Adsmart Corporation, a Delaware corporation ("Adsmart"), an online advertising network for the business-to-consumer and business-to-business markets, and Flycast Communications Corporation ("Flycast"), a leading provider of Internet direct response advertising solutions. The acquisitions were completed pursuant to an Agreement and Plan of Merger and Contribution, dated as of January 19, 2000 (the "Merger Agreement") by and among the Registrant, FCET Corp., a Delaware corporation and a wholly-owned subsidiary of Registrant ("Transitory Subsidiary"), CMGI, Inc., a Delaware corporation and the majority stockholder of Registrant ("CMGI"), Adsmart and Flycast.

     Prior to completion of the transactions contemplated by the Merger Agreement, Adsmart was a subsidiary, and Flycast was a wholly-owned subsidiary of CMGI. David S. Wetherell, a director of the Registrant, is President, Chief Executive Officer and a director of CMGI. Prior to the completion of the transactions contemplated by the Merger Agreement, Mr.Wetherell was a director of Adsmart and President of Flycast. Andrew J. Hajducky III, a director of the Registrant, is Executive Vice President, Chief Financial Officer and Treasurer of CMGI. Prior to the completion of the transactions contemplated by the Merger Agreement, Mr. Hajducky was a director of Adsmart and a director and Vice President and Treasurer of Flycast. Craig Goldman, a director of the Registrant, is a director of CMGI.

     Upon the completion of the transactions contemplated by the Merger Agreement, Adsmart and Flycast each became a wholly-owned subsidiary of Registrant. Under the terms of the Merger Agreement:

         First, all of the convertible promissory notes of Adsmart held by CMGI were converted into shares of Series B Convertible Preferred Stock of Adsmart and all of Adsmart's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock converted into shares of common stock of Adsmart.

         Second, all the holders of Adsmart common stock received common stock of Registrant in exchange for their respective shares of Adsmart common stock based on a conversion ratio determined by dividing 11,223,704 by the sum of the number of shares of Adsmart common stock outstanding as of April 28, 2000 and the number of shares of Adsmart common stock subject to outstanding options to purchase shares of Adsmart common stock issued by Adsmart pursuant to its stock option plans or otherwise as of April 28, 2000.

         Third, Transitory Subsidiary was merged with and into Adsmart, with Adsmart being the surviving corporation (the "Surviving Corporation") (the "Merger"). Concurrently with the Merger, CMGI contributed its holdings of capital stock of Flycast to Registrant in exchange for 53,413,213 shares of Registrant's common stock (the "Contribution"). Upon completion of these transactions, CMGI owned approximately 87% of Registrant's common stock.

     Total consideration for the Contribution and the Merger is valued at approximately $3.2 billion (based on the closing average per share price of Registrant's common stock for the five days before and after January 20, 2000, the date the Registrant publicly announced that it had entered into the Merger Agreement). In connection with the Merger, the Registrant issued 10,877,468 shares of its common stock (valued at $545.1 million), of which 10.8 million shares were issued to CMGI (valued at $541.8 million) for its 96% interest in the capital stock of Adsmart and 65,941 shares to the other holders of Adsmart capital stock. Additionally, the Registrant has reserved approximately 346,000 shares of Registrant's common stock (valued at approximately $16.8 million) for issuance upon exercise of stock options to purchase shares of the Registrant's common stock (which stock options option holders received in the initial Merger in exchange for stock options to purchase Adsmart common stock).
     In connection with the Contribution, Registrant issued approximately 53.4 million shares of its common stock to CMGI for CMGI's 100% interest in Flycast, valued at approximately $2.7 billion. Additionally, the Registrant has reserved approximately 360,000 shares of Registrant's common stock (valued at approximately $7.6 million) for issuance upon exercise of stock options to purchase shares of the Registrant's common stock (Registrant stock options were exchanged for stock options to purchase CMGI common stock that were held by Flycast option holders prior to the Contribution closing).

     The transactions are intended to be tax free under Section 368(a) and
Section 351 of the Internal Revenue Code of 1986, as amended, and to be accounted for as a combination of entities under common control (i.e., an "as if pooling").

     On May 1, 2000, Registrant announced the closing of the Merger and the Contribution.
Item 5. Other Events

     On April 28, 2000, Registrant changed its name to Engage, Inc.

Item 7.  Financial Statements and Exhibits.
     Item 7 to the Registrant's Current Report on Form 8-K filed on May 11, 2000 is amended to read in its entirety as follows:
(A)      Financial Statements of Businesses Acquired
     1. Audited supplemental consolidated financial statements of Engage, Inc. which include the following:

          (a) Independent Auditors' Report.

          (b) Supplemental Consolidated Balance Sheets as of July 31, 1998 and 1999 and April 30, 2000 (unaudited)

          (c) Supplemental Consolidated Statements of Operations for the three years ended July 31, 1999 and for the nine months ended April 30, 1999 and 2000 (unaudited)

          (d) Supplemental Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the three years ended July 31, 1999 and for the nine months ended April 30, 2000 (unaudited)

          (e) Supplemental Consolidated Statements of Cash Flows for the three years ended July 31, 1999 and for the nine months ended
              April 30, 1999 and 2000 (unaudited)

          (f) Notes to Supplemental Consolidated Financial Statements

      2. Audited financial statements of Adsmart, Flycast, Eisenberg Communications Group and 2Can Media Inc. and the notes thereto, are incorporated by reference to the Registrant's definitive proxy statement filed with the Securities and Exchange Commission on April 7, 2000.

(B)      Pro Forma Financial Information

     (1) Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended April 30, 2000

     (2) Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended April 30, 2000

     (3) Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended July 31, 1999

     (4) Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended July 31, 1999

(C)      Exhibits.

23.1     Consent of Deloitte & Touche LLP

23.2     Consent of KPMG LLP

23.3     Consent of KPMG LLP

23.4     Consent of KPMG LLP

99.1 Agreement and Plan of Merger and Contribution, dated January 19, 2000, by and among the Registrant, CMGI, Inc., Adsmart Corporation, Flycast Communications Corporation and FCET Corp., incorporated by reference from Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on March 16, 2000.

99.2     Press release of the Registrant (incorporated by reference from Exhibit
         99.2 to the Registrant's Form 8-K filed with Securities and Exchange Commission on May 11, 2000.)

                   INDEX TO SUPPLEMENTAL FINANCIAL STATEMENTS

                                                                                                                PAGE
ENGAGE, INC.

Independent Auditors' Report...........................................................................          F-2

Supplemental Consolidated Balance Sheets as of July 31, 1998 and 1999 and April 30, 2000 (unaudited)...          F-3

Supplemental Consolidated  Statements  of  Operations  for the three  years ended July 31, 1999 and
   for the nine months ended April 30, 1999 and 2000 (unaudited).......................................          F-4

Supplemental Consolidated  Statements  of Changes in  Stockholders'  Equity  (Deficit)  for the
   three years ended July 31, 1999 and for the nine months ended April 30, 2000 (unaudited)............          F-5

Supplemental Consolidated  Statements  of Cash Flows for the three  years  ended July 31,  1999 and
   for the nine months ended April 30, 1999 and 2000 (unaudited).......................................          F-6

Notes to Supplemental Consolidated Financial Statements................................................          F-7

PRO FORMA FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed  Consolidated  Statement of Operations for the nine months ended
   April 30, 2000......................................................................................         F-33

Notes to Unaudited  Pro Forma  Condensed  Consolidated  Statement of  Operations  for the nine
   months ended April 30, 2000.........................................................................         F-34

Unaudited Pro Forma  Condensed  Consolidated  Statement of Operations  for the year ended July
   31, 1999............................................................................................         F-35

Notes to Unaudited  Pro Forma  Condensed  Consolidated  Statement of  Operations  for the year
   ended July 31, 1999.................................................................................         F-36


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Engage, Inc.:

We have audited the accompanying supplemental consolidated balance sheets of Engage, Inc. and subsidiaries as of July 31, 1999 and 1998, and the related supplemental consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended July 31, 1999. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Engage, Inc., Flycast Communications Corporation and Adsmart Corporation on April 28, 2000, which has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Engage, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Engage, Inc. and subsidiaries as of July 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended July 31, 1999, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.



Boston, Massachusetts
June 18, 2000

                                  ENGAGE, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                          JULY 31,
                                                                                 -------------------------    APRIL 30,
                                                                                     1998         1999          2000
                                                                                 -----------   -----------   -----------
                                                                                                             (UNAUDITED)
                                                                                    (IN THOUSANDS, EXCEPT PAR VALUE)
ASSETS
Current assets:
  Cash and cash equivalents ...................................................  $        96   $   112,034   $    48,493
  Available-for-sale securities ...............................................          567         1,067        41,772
  Accounts receivable, less allowance for doubtful accounts
    of $430, $1,790 and $8,175 at July 31, 1998 and 1999 and
    April 30, 2000, respectively ..............................................        2,172        16,463        69,947
  Prepaid expenses ............................................................          272           727         3,571
                                                                                 -----------   -----------   -----------
        Total current assets ..................................................        3,107       130,291       163,783
                                                                                 -----------   -----------   -----------

Property and equipment, net ...................................................          805         1,997        24,654
Investment in joint venture ...................................................           --         1,047            95
Intangible assets, net of accumulated amortization of
  $1,498, $10,492 and $129,300 at July 31, 1998 and 1999 and
  April 30, 2000, respectively ................................................       20,540        73,335       958,764
Restricted cash ...............................................................           --            --         5,020
Other assets ..................................................................           --           371         3,728
                                                                                 -----------   -----------   -----------
        Total assets ..........................................................  $    24,452   $   207,041   $ 1,156,044
                                                                                 ===========   ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt ...........................................  $        --   $        --   $     2,046
  Obligation under capital lease ..............................................           11           327         4,071
  Debt to CMGI ................................................................       12,317        44,829            --
  Due to CMGI and affiliates ..................................................           --            --         3,548
  Accounts payable ............................................................          891        12,614        38,904
  Accrued expenses and other current liabilities ..............................        2,571        15,251        21,465
  Investment banker fees payable ..............................................           --            --        25,576
  Deferred revenue ............................................................        1,460         4,293         5,755
                                                                                 -----------   -----------   -----------
        Total current liabilities .............................................       17,250        77,314       101,365
                                                                                 -----------   -----------   -----------
Deferred revenue ..............................................................           --         1,508           804
Long-term debt, net of current portion ........................................           --            --         2,325
Obligation under capital lease, net of current portion ........................           12           436         3,409
Other long-term liabilities ...................................................           --            --           604

Commitments and contingencies

Stockholders' equity:
  Series A Preferred Stock - Engage, $.01 par value, 1,500 shares authorized,
    1,500, 0 and 0 shares issued and outstanding
     at July 31, 1998 and 1999 and April 30, 2000, respectively
    (liquidating preference of $16,340 at July 31, 1998) ......................           15            --            --
  Series A Preferred Stock - Adsmart, $.01 par value, 69 shares authorized, 69, 69 and 0 shares issued and outstanding at July 31, 1998 and
     1999 and April 30, 2000, respectively
    (liquidating preference of $925 at July 31, 1998) .........................            1             1            --
  Series B Preferred Stock, $.01 par value, 239 shares
    authorized, 0 shares issued and outstanding at July 31,
    1998 and 1999 and April 30, 2000 ..........................................           --            --            --
  Series C Preferred Stock, $.01 par value, 2,000 shares
    authorized, 0 shares issued and outstanding at July 31,
    1998 and 1999 and April 30, 2000 ..........................................           --            --            --
  Common Stock, $.01 par value, 350,000 shares authorized,
    384, 97,353 and 173,055 shares issued and outstanding at
    July 31, 1998 and 1999 and April 30, 2000, respectively ...................            4           973         1,731
  Additional paid-in capital ..................................................       47,756       215,901     3,646,875
  Deferred compensation .......................................................       (1,305)       (4,024)       (1,544)
  Accumulated other comprehensive income (loss) ...............................       (1,193)         (353)          400
  Accumulated deficit .........................................................      (38,088)      (84,715)   (2,599,925)
                                                                                 -----------   -----------   -----------
        Total stockholders' equity ............................................        7,190       127,783     1,047,537
                                                                                 -----------   -----------   -----------
        Total liabilities and stockholders' equity ............................  $    24,452   $   207,041   $ 1,156,044
                                                                                 ===========   ===========   ===========

   See accompanying notes to supplemental consolidated financial statements.

                                  ENGAGE, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        NINE MONTHS ENDED
                                                          YEAR ENDED JULY 31,                APRIL 30,
                                                  ---------------------------------   ---------------------
                                                     1997        1998        1999        1999        2000
                                                  ---------   ---------   ---------   ---------   ---------
                                                                                            (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenue ........................................  $      40   $   2,571   $  26,833   $  10,308   $ 110,118
Cost of revenue ................................        970       4,668      23,503       7,613      85,836
                                                  ---------   ---------   ---------   ---------   ---------

         Gross (loss) profit ...................       (930)     (2,097)      3,330       2,695      24,282
                                                  ---------   ---------   ---------   ---------   ---------

Operating expenses:
  In-process research and development ..........         --       9,200       4,500       4,500      31,617
  Research and development .....................      8,620       6,819       8,699       5,816      17,029
  Selling and marketing ........................      3,276       6,333      19,369       9,454      63,113
  General and administrative ...................      2,087       3,124       5,219       2,918      17,995
  Amortization of goodwill and other intangibles         --       1,498       8,939       4,696     118,808
  Acquisition costs ............................         --          --          --          --       4,951
  Stock compensation ...........................         --         426       1,455         657      37,274
                                                  ---------   ---------   ---------   ---------   ---------

         Total operating expenses ..............     13,983      27,400      48,181      28,041     290,787
                                                  ---------   ---------   ---------   ---------   ---------

Loss from operations ...........................    (14,913)    (29,497)    (44,851)    (25,346)   (266,505)

Other income (expense):
  Gain on sale of product rights ...............         --       9,240          --          --          --
  Equity in loss of joint venture ..............         --          --        (723)       (417)     (1,016)
  Loss on disposal of property and
    equipment ..................................         --          --        (165)         --          --
  Other expense ................................         --          --          --        (174)        (96)
  Interest income ..............................         --          --         134          --       4,284
  Interest expense .............................         --        (267)     (1,022)       (751)     (2,282)
                                                  ---------   ---------   ---------   ---------   ---------

Net loss .......................................  $ (14,913)  $ (20,524)  $ (46,627)  $ (26,688)  $(265,615)
                                                  =========   =========   =========   =========   =========

Pro forma basic and diluted net loss per share .              $   (0.60)  $   (0.61)  $   (0.37)  $   (1.97)
                                                              =========   =========   =========   =========

Pro forma weighted average number of basic
  and diluted shares outstanding ...............                 34,336      76,399      71,497     134,578
                                                              =========   =========   =========   =========

   See accompanying notes to supplemental consolidated financial statements.

                                  ENGAGE, INC.

        SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
                                EQUITY (DEFICIT)

                                        SERIES A         SERIES B        SERIES C
                                     PREFERRED STOCK  PREFERRED STOCK PREFERRED STOCK    COMMON STOCK
                                     ---------------  --------------- ---------------  ------------------    ADDITIONAL
                                                                                                              PAID-IN     DEFERRED
                                     SHARES   AMOUNT  SHARES   AMOUNT SHARES   AMOUNT   SHARES    AMOUNT      CAPITAL   COMPENSATION
                                     ------   ------  ------   ------ ------   ------  --------   -------   ----------- ------------

Balance at July 31, 1996 ..........      --    $ --      --    $--       --     $--      32,694   $   327   $      (167)  $    --
  Exercise of stock options .......      --      --      --     --       --      --         376         4            18        --
  Net loss ........................      --      --      --     --       --      --          --        --            --        --
                                     ------    ----    ----    ---     ----     ---    --------   -------   -----------   -------
Balance at July 31, 1997 ..........      --      --      --     --       --      --      33,070       331          (149)       --
  Reorganization ..................     869       9      --     --       --      --     (32,694)     (327)       14,238        --
  Acquisition of Accipiter ........     700       7      --     --       --      --          --        --        33,667    (1,731)
  Amortization of deferred
    compensation ..................      --      --      --     --       --      --          --        --            --       426
  Exercise of stock options .......      --      --      --     --       --      --           8        --            --        --
  Unrealized loss on
    available-for-sale securities .      --      --      --     --       --      --          --        --            --        --
  Net loss ........................      --      --      --     --       --      --          --        --            --        --
                                     ------    ----    ----    ---     ----     ---    --------   -------   -----------   -------
Balance at July 31, 1998 ..........   1,569      16      --     --       --      --         384         4        47,756    (1,305)
  Issuance of preferred  stock, net
    of issuance costs of $66 ......      --      --     239      2       --      --          --        --         1,932        --
  Acquisition of I/PRO ............      --      --      --     --       --      --       2,020        20        10,161        --
  Deferred compensation  on  stock
    option issuances ..............      --      --      --     --       --      --          --        --         4,174    (4,174)
  Issuance of stock options .......      --      --      --     --       --      --          --        --         1,639        --
  Conversion of debt to CMGI ......      --      --      --     --      414       4         711         7        42,765        --
  Issuance of common stock, net of
    issuance costs of $50 .........      --      --      --     --       --      --       1,876        19        13,063        --
  Initial public offering, net of
    issuance costs of $1,500, and
    conversion of preferred stock .  (1,500)    (15)   (239)    (2)    (414)     (4)     91,296       913        93,863        --
  Foreign currency translation
    adjustment ....................      --      --      --     --       --      --          --        --            --        --
  Amortization of deferred
    compensation ..................      --      --      --     --       --      --          --        --            --     1,455
  Exercise of stock options .......      --      --      --     --       --      --       1,066        10           548        --
  Unrealized gain on
    available-for-sale securities .      --      --      --     --       --      --          --        --            --        --
  Net loss ........................      --      --      --     --       --      --          --        --            --        --
                                     ------    ----    ----    ---     ----     ---    --------   -------   -----------   -------
Balance at July 31, 1999 ..........      69       1      --     --       --      --      97,353       973       215,901    (4,024)
  Acquisition of AdKnowledge ......      --      --      --     --       --      --      10,336       104       160,176        --
  Conversion of Adsmart
    preferred stock ...............     (69)     (1)     --     --       --      --         694         7            (6)       --
  Acquisition of Flycast ..........      --      --      --     --       --      --      53,413       534       904,733        --
  Conversion of debt to CMGI ......      --      --      --     --       --      --      10,179       102        74,827        --
  Foreign currency translation
    adjustment ....................      --      --      --     --       --      --          --        --            --        --
  Amortization of deferred
    compensation ..................      --      --      --     --       --      --          --        --            --       510
  Exercise of stock options .......      --      --      --     --       --      --       1,028        10         1,065        --
  Sale of common stock under
    Employee Stock Purchase Plan ..      --      --      --     --       --      --          60         1           563        --
  Reversal of deferred compensation
     on forfeited stock options ...      --      --      --     --       --      --          --        --        (1,970)    1,970
  Unrealized gain on
    available-for-sale securities .      --      --      --     --       --      --          --        --            --        --
  Contingent consideration from
    2Can acquisition ..............      --      --      --     --       --      --          --        --         5,232        --
  Repurchase of unvested stock
    options .......................      --      --      --     --       --      --          (8)       --            (5)       --
  Acceleration of unvested stock
    options .......................      --      --      --     --       --      --          --        --        36,764        --
  Dividend to CMGI ................      --      --      --     --       --      --          --        --     2,249,595        --
  Net loss ........................      --      --      --     --       --      --          --        --            --        --
                                     ------    ----    ----    ---     ----     ---    --------   -------   -----------   -------
Balance at April 30, 2000
  (unaudited) .....................      --    $ --      --    $--       --     $--     173,055   $ 1,731   $ 3,646,875   $(1,544)
                                     ======    ====    ====    ===     ====     ===    ========   =======   ===========   =======

                                  ACCUMULATED                       TOTAL
                                     OTHER                       STOCKHOLDERS'
                                 COMPREHENSIVE     ACCUMULATED      EQUITY
                                 INCOME (LOSS)       DEFICIT      (DEFICIT)
                                 -------------     -----------   -------------
Balance at July 31, 1996 .......... $    --        $    (2,651)  $    (2,491)
  Exercise of stock options .......      --                 --            22
  Net loss ........................      --            (14,913)      (14,913)
                                    -------        -----------   -----------
Balance at July 31, 1997 ..........      --            (17,564)      (17,382)
  Reorganization ..................      --                 --        13,920
  Acquisition of Accipiter ........      --                 --        31,943
  Amortization of deferred
    compensation ..................      --                 --           426
  Exercise of stock options .......      --                 --            --
  Unrealized loss on
    available-for-sale securities .  (1,193)                --        (1,193)
  Net loss ........................      --            (20,524)      (20,524)
                                    -------        -----------   -----------
Balance at July 31, 1998 ..........  (1,193)           (38,088)        7,190
  Issuance of preferred  stock, net
    of issuance costs of $66 ......      --                 --         1,934
  Acquisition of I/PRO ............      --                 --        10,181
  Deferred compensation  on  stock
    option issuances ..............      --                 --            --
  Issuance of stock options .......      --                 --         1,639
  Conversion of debt to CMGI ......      --                 --        42,776
  Issuance of common stock, net of
    issuance costs of $50 .........      --                 --        13,082
  Initial public offering, net of
    issuance costs of $1,500, and
    conversion of preferred stock .      --                 --        94,755
  Foreign currency translation
    adjustment ....................     340                 --           340
  Amortization of deferred
    compensation ..................      --                 --         1,455
  Exercise of stock options .......      --                 --           558
  Unrealized gain on
    available-for-sale securities .     500                 --           500
  Net loss ........................      --            (46,627)      (46,627)
                                    -------        -----------   -----------
Balance at July 31, 1999 ..........    (353)           (84,715)      127,783
  Acquisition of AdKnowledge ......      --                 --       160,280
  Conversion of Adsmart
    preferred stock ...............      --                 --            --
  Acquisition of Flycast ..........      --                 --       905,267
  Conversion of debt to CMGI ......      --                 --        74,929
  Foreign currency translation
    adjustment ....................      65                 --            65
  Amortization of deferred
    compensation ..................      --                 --           510
  Exercise of stock options .......      --                 --         1,075
  Sale of common stock under
    Employee Stock Purchase Plan ..      --                 --           564
  Reversal of deferred compensation
     on forfeited stock options ...      --                 --            --
  Unrealized gain on
    available-for-sale securities .     688                 --           688
  Contingent consideration from
    2Can acquisition ..............      --                 --         5,232
  Repurchase of unvested stock
    options .......................      --                 --            (5)
  Acceleration of unvested stock
    options .......................      --                 --        36,764
  Dividend to CMGI ................      --         (2,249,595)           --
  Net loss ........................      --           (265,615)     (265,615)
                                    -------        -----------   -----------
Balance at April 30, 2000
  (unaudited) ..................... $   400        $(2,599,925)  $ 1,047,537
                                    =======        ===========   ===========




   See accompanying notes to supplemental consolidated financial statements.

                                  ENGAGE, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     NINE MONTHS ENDED
                                                                        YEARS ENDED JULY 31,              APRIL 30,
                                                                 -------------------------------   --------------------
                                                                   1997       1998        1999       1999        2000
                                                                 --------   --------   ---------   --------   ---------
                                                                                                       (UNAUDITED)
                                                                                      (IN THOUSANDS)
Cash flows from operating activities:
   Net loss ...................................................  $(14,913)  $(20,524)  $ (46,627)  $(26,688)  $(265,615)
   Adjustments to reconcile net loss to net cash used for
      operating activities:
      Depreciation and amortization ...........................     1,097      2,344       9,780      5,289     122,709
      Equity in loss of joint venture .........................        --         --         723        417       1,041
      Provision for bad debts .................................        --        240         343        175       2,843
      Stock compensation ......................................        --        426       1,455        657      37,274
      Amortization of discount on available-for-sale securities        --         --          --         --      (1,176)
      Gain on sale of available-for-sale securities ...........        --         --          --         --         (40)
      Gain on sale of product rights ..........................        --     (9,240)         --         --          --
      Loss on disposal of property and equipment ..............        --         --         165        174          --
      In-process research and development .....................        --      9,200       4,500      4,500      31,617
      Changes in operating assets and liabilities, net of
        Impact of acquisitions:
        Accounts receivable ...................................       (55)    (1,761)    (11,490)    (4,774)    (32,882)
        Prepaid expenses and other assets .....................       175       (170)       (213)      (323)     (5,729)
        Net change in due to CMGI and affiliates ..............        --         --          --         --       1,782
        Accounts payable ......................................       221        646       7,376      2,329      10,834
        Accrued expenses and other current liabilities and
         investment banker fees payable .......................       428      1,450       9,643      2,690      (7,921)
        Deferred revenue ......................................        15      1,117       4,324      3,207        (592)
                                                                 --------   --------   ---------   --------   ---------
          Net cash used for operating activities ..............   (13,032)   (16,272)    (20,021)   (12,347)   (105,855)
                                                                 --------   --------   ---------   --------   ---------
Cash flows from investing activities:
   Purchase of available-for-sale securities ..................        --         --          --         --     (54,263)
   Proceeds from redemption of available-for-sale securities ..        --         --          --         --      61,562
   Net cash acquired on acquisition of subsidiaries ...........        --        689         707        707      15,936
   Investment in joint venture ................................        --         --      (1,424)    (1,424)         --
   Long-term investment at cost ...............................        --         --          --         --      (2,000)
   Purchases of property and equipment ........................      (854)      (402)       (388)      (207)    (10,370)
   Proceeds from sale of property and equipment ...............        --         --           8         --           8
                                                                 --------   --------   ---------   --------   ---------
          Net cash (used for) provided by investing activities       (854)       287      (1,097)      (924)     10,873
                                                                 --------   --------   ---------   --------   ---------
Cash flows from financing activities:
   Net change in debt to CMGI and affiliates ..................    14,912     16,091      24,230     13,246      31,963
   Proceeds from issuance of common stock, net of
      issuance costs and repurchases ..........................        22          1     108,395          9       1,634
   Issuance of preferred stock, net of issuance costs .........        --         --       1,934      1,934          --
   Repayment of capital lease obligations .....................        (4)       (11)       (210)       (72)       (719)
   Repayment of long-term borrowings ..........................        --         --      (1,287)    (1,287)     (1,413)
   Principal payments on notes ................................    (1,044)        --          --         --          --
                                                                 --------   --------   ---------   --------   ---------
          Net cash provided by financing activities ...........    13,886     16,081     133,062     13,830      31,465
                                                                 --------   --------   ---------   --------   ---------
Effect of exchange rate changes on cash and cash equivalents ..        --         --          (6)         6         (24)
                                                                 --------   --------   ---------   --------   ---------
Net increase (decrease) in cash and cash equivalents ..........        --         96     111,938        565     (63,541)
Cash and cash equivalents, beginning of period ................        --         --          96         96     112,034
                                                                 --------   --------   ---------   --------   ---------
Cash and cash equivalents, end of period ......................  $     --   $     96   $ 112,034   $    661   $  48,493
                                                                 ========   ========   =========   ========   =========
Supplemental disclosures of cash flow information:
  Cash paid for interest ......................................  $          $     --   $      41   $     --   $     458
                                                                 ========   ========   =========   ========   =========

    See accompanying notes to supplemental consolidated financial statements

                                  ENGAGE, INC.

                   NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


(1) DESCRIPTION OF BUSINESS

     Engage provides Web-based advertising solutions that enable advertisers and agencies to effectively plan, manage and analyze Web advertising in order to optimize Web-based campaign spending. In addition, the Company sells software that enables Web publishers, advertisers and merchants to target and deliver advertisements, content and e-commerce offerings to their audiences.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The Company is a majority owned subsidiary of CMGI, Inc. ("CMGI"). The accompanying supplemental consolidated financial statements, which have been prepared as if the Company had operated as a separate stand-alone entity for all periods presented, include only revenue and expenses attributable to the Company since it commenced operations in September 1995.

     On April 28, 2000, Engage, a majority owned subsidiary of CMGI, completed the acquisition of Adsmart Corporation ("Adsmart"), also a majority owned subsidiary of CMGI, and Flycast Communications Corporation ("Flycast"), a wholly owned subsidiary of CMGI, pursuant to an Agreement and Plan of Merger and Contribution, dated as of January 19, 2000. This transaction has been accounted for as a combination of entities under common control (i.e, "as-if pooling"). Accordingly, the Company's supplemental consolidated financial statements have been restated for all periods prior to the business combination to include the financial results back to the date on which CMGI founded Adsmart (April 1, 1996) and the date on which CMGI acquired Flycast (January 13, 2000). The supplemental consolidated balance sheets as of July 31, 1998 and 1999 and the supplemental consolidated statements of operations for the three years ended July 31, 1999 and the nine months ended April 30, 1999 and 2000 reflect the combined consolidated financial position and results of operations of Engage and Adsmart for those periods, respectively. All financial information has been accounted for using CMGI's historical basis in Adsmart and Flycast, including CMGI's application of purchase accounting to the assets acquired and liabilities assumed of Flycast. The supplemental consolidated balance sheet as of April 30, 2000 and the supplemental consolidated statements of operations for the nine months ended April 30, 2000 also reflect the combined financial position and results of operations of Flycast at April 30, 2000 and since January 13, 2000.

     The supplemental consolidated financial statements include certain allocations based on headcount from CMGI for certain general and administrative expenses such as rent, legal services, insurance and employee benefits. Management believes that the method used to allocate the costs and expenses is reasonable; however, such allocated amounts may or may not necessarily be indicative of what actual expenses would have been incurred had the Company operated independently of CMGI.

PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries, Internet Profiles Corporations ("I/PRO"), AdKnowledge Inc. ("AdKnowledge"), Adsmart, Flycast, Engage Technologies Limited, Engage Technologies GmbH, Engage Australia Pty Limited and Engage Italia srl after elimination of all significant intercompany balances and transactions.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Prior to August 1, 1998, revenue from sales of product licenses to customers were generally recognized when the product was shipped, provided no significant obligations remain and collectibility is probable, in accordance

                                  ENGAGE, INC.

with Statement of Position ("SOP") 91-1, Software Revenue Recognition. Effective August 1, 1998, the Company adopted the provisions of SOP 97-2, Software Revenue Recognition. For transactions after August 1, 1998, revenues from software product licenses, Engage AudienceNet campaigns, Engage Knowledge database services and web-site traffic audit reports are generally recognized when (i) a signed noncancelable software license or contract exists, (ii) delivery has occurred, (iii) the Company's fee is fixed or determinable, and (iv) collectibility is probable. Revenue from license agreements that have significant customizations and modifications of the software product is deferred and recognized using the percentage of completion method. There was no material change to the Company's accounting for revenue as a result of the adoption of SOP 97-2.

     Revenue from periodic subscriptions is recognized ratably over the subscription term, typically twelve months. Revenue from usage based subscriptions is recognized monthly based on actual usage.

     The Company recognizes revenue from ad delivery and associated management services based on the number of advertisements delivered as well as from monthly usage fees for the Company's web-based advertising management system.
     Service and support revenue includes software maintenance and other professional services revenues, primarily from consulting, implementation and training. Revenue from software maintenance is deferred and recognized ratably over the term of each maintenance agreement, typically twelve months. Revenue from professional services is recognized as the services are performed, collectibility is probable and such revenue is contractually non-refundable.
     The Company is obligated to make payments to web sites, which have contracted with the Company to be part of the Adsmart Network, in the period the advertising impressions are delivered. From inception through July 31, 1998 the Company did not make payments to web sites unless cash had been received from the advertiser and, consequently, recognized revenue "net" of payments paid to web sites. Effective August 1, 1998 certain provisions of the web site contracts were amended to require payment to the web sites regardless of whether amounts were received from advertisers and, consequently, the Company recognized revenue "gross" of amounts paid to web sites.

     Amounts collected prior to satisfying the above revenue recognition criteria are classified as deferred revenue.
     The Company has entered into certain contracts with web sites in which it has guaranteed that the web site's inventory will be sold for a minimum cost per thousand impressions. To the extent the Company cannot sell the related inventory or cannot sell such inventory for an amount greater than the minimum guarantee, the Company incurs a loss under the contract. Management assesses the need to record a loss accrual when indicators of continuing losses are present. Management reviews a number of factors, including the level of inventory expected to be available in the future, the anticipated market value of the inventory and other relevant market factors. During fiscal 1999, the Company accrued $2,962,000 for possible losses related to such contracts.
CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less from the date of purchase. Short-term investments include those investments not qualifying as cash equivalents. At July 31, 1999, cash equivalents consist of an investment in a money market mutual fund.

     Prior to the Company's initial public offering, under an arrangement with CMGI, the Company maintained a zero balance cash account. Cash required by the Company for the funding of its operations was provided as needed with a corresponding increase in the "Debt to CMGI" account. Customer receipts and other cash receipts of the Company were remitted to CMGI upon receipt by the Company and serve to reduce the "Debt to CMGI" account. Cash on hand at July 31, 1998 is held by the Company's subsidiaries.

NON-CASH TRANSACTIONS

     During fiscal 1997, the Company incurred a capital lease obligation of $38,000 upon entering into a lease of new equipment.

                                  ENGAGE, INC.

     During fiscal 1998, non-cash investing activities included the sale of data warehouse product rights in exchange for available-for-sale securities and the reduction of approximately $8,400,000 of debt due to CMGI. In addition, non-cash investing activities also include the Company's acquisition of Accipiter (see note 8) in exchange for 700,000 shares of the Company's Series A Convertible Preferred Stock.
     During fiscal 1998, non-cash financing activities included the issuance of 869,382 shares of the Company's Series A Convertible Preferred Stock in exchange for 32,693,816 shares of the Company's common stock and a $14,000,000 reduction in the debt to CMGI (see note 13).

     During fiscal 1999, non-cash investing activities include the acquisition of I/PRO (see note 8) in exchange for 2,020,368 shares of the Company's common stock, and additional debt to CMGI totaling $22,086,000, as well as the acquisition of 2Can Media, Inc. ("2Can") (see note 8) in exchange for additional debt to CMGI totaling $28,483,000.

     During fiscal 1999, non-cash financing activities included the issuance of 413,564 shares of the Company's Series C Preferred Stock as repayment of approximately $37,447,000 of debt to CMGI. In addition, non-cash financing activities included the issuance of 710,524 shares of the Company's Common Stock as repayment of approximately $5,329,000 of debt to CMGI.

     UNAUDITED

     During the nine months ended April 30, 2000, non-cash investing activities include additional purchase price in the 2Can acquisition of $5,232,000 resulting from contingent consideration (see note 8). The contingent consideration was paid by CMGI and recorded as a capital contribution by the Company.

     During the nine months ended April 30, 2000, non-cash financing activities included the issuance of 10,117,712 shares of the Company's Common Stock as repayment of approximately $74,929,000 of debt to CMGI.

     During the nine months ended April 30, 2000, as the result of the termination of employment of certain employees prior to the vesting of their stock options, unvested stock options for which deferred compensation costs had been recorded in a prior period were cancelled. As a result of these cancellations, the Company has recorded a reduction of $1,970,000 in both deferred compensation and additional paid-in capital.

     During the nine months ended April 30, 2000, the Company acquired AdKnowledge and Flycast through the issuance of common stock (see note 8).

MARKETABLE SECURITIES

     The appropriate classification of marketable securities is determined at the time of acquisition and reevaluated at each balance sheet date. Marketable securities have been classified as available-for-sale and are carried at fair value, based on quoted market prices, with unrealized gains and losses included in accumulated other comprehensive income (loss) on the supplemental consolidated balance sheets.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements and assets under capital leases are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Expenditures for maintenance and repairs are charged to expense as incurred.

INVESTMENT IN JOINT VENTURE

     The Company's investment in the common stock of a Japanese joint venture is accounted for by the equity method.

                                  ENGAGE, INC.

INTANGIBLES

     Intangibles relate to the Company's purchase of Accipiter, Inc. in April 1998, 2Can in March 1999, I/PRO in April 1999, AdKnowledge in December 1999 and Flycast in April 2000 (see note 8). Such costs are being amortized on a straight-line basis over two to five years, depending on the periods expected to be benefited.

ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS

     The Company assesses the need to record impairment losses on long-lived assets used in operations when indicators of impairment are present. On an on-going basis, management reviews the value and period of amortization or depreciation of long-lived assets, including costs in excess of net assets of companies acquired. During this review, the significant assumptions used in determining the original cost of long-lived assets are reevaluated. Although the assumptions may vary from transaction to transaction, they generally include revenue growth, operating results, cash flows and other indicators of value. Management then determines whether there has been a permanent impairment of the value of long-lived assets by comparing future estimated undiscounted cash flows to the asset's carrying value. If the carrying value of the assets exceeds the estimated future undiscounted cash flows of the asset, a loss is recorded for the excess of the asset's carrying value over fair value.

RESEARCH AND DEVELOPMENT COSTS AND SOFTWARE COSTS

     Expenditures related to the development of new products and processes, including significant improvements and refinements to existing products and the development of software, are expensed as incurred, unless they are required to be capitalized. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a detailed program design or working model of the product, and ending when a product is available for general release to customers. To date, the establishment of technological feasibility and general release have substantially coincided. As a result, there have been no capitalized software development costs to date. Additionally, at the date of acquisition or investment, the components of the purchase price of each acquisition or investment are evaluated to identify amounts allocated to in-process research and development. Upon completion of acquisition accounting and valuation, such amounts are charged to expense if technological feasibility had not been reached at the acquisition date.

FOREIGN CURRENCY TRANSLATION
     The functional currency for the Company's foreign subsidiaries and its investment in a joint venture are the local currencies. The financial statements of these subsidiaries and the joint venture are translated into United States dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenues and expenses. The resulting translation adjustments are included in accumulated other comprehensive income
(loss) on the supplemental consolidated balance sheets. Net gains and losses resulting from foreign currency transactions arising from exchange rate fluctuations on transactions denominated in currencies other than the functional currencies are included in the supplemental consolidated statements of operations and were immaterial for all periods presented.
INCOME TAXES

     The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company was greater than 80% owned by CMGI up through the date of the initial public offering, and as such, CMGI realized the full benefit of all federal and part of the state net operating losses that had been incurred by the Company up through the initial public offering. Therefore, such net operating losses incurred by the Company prior to the initial public offering will have no future benefit to the Company. Subsequent to the initial public offering, CMGI owned approximately 79% of the Company and thus the Company will have available to it the full benefit of all Federal and state net operating losses incurred subsequent to the date of the initial public offering, although CMGI will continue to realize the benefits of the federal and state losses incurred by Adsmart.

                                  ENGAGE, INC.

     UNAUDITED

     As a result of Company common stock issued to CMGI in the AdKnowledge acquisition, CMGI's ownership interest increased to more than 80%. As a result, beginning December 22, 1999, CMGI will again realize the full benefit of the Company's Federal and part of the state net operating losses until such time as CMGI's ownership interest falls below 80%. The tax sharing agreement between the Company and CMGI requires the Company to reimburse CMGI to the extent it contributes to the consolidated tax liability of the CMGI group; however, under the policy, CMGI is not obligated to reimburse the Company for any losses utilized in the consolidated CMGI group.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred. Advertising expense was approximately $174,000, $213,000 and $1,626,000 for the fiscal years ended July 31, 1997, 1998 and 1999, respectively.

STOCK-BASED COMPENSATION PLANS

     The Company has adopted SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). As permitted by SFAS 123, the Company measures compensation cost in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations. Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including income tax benefits realized, are credited to equity. Compensation cost for stock options granted with exercise prices below estimated fair market value is recognized over the vesting period, typically four years. The adoption of SFAS 123 was not material to the Company's financial condition or results of operations; however, the pro forma impact on earnings has been disclosed in the notes to the supplemental consolidated financial statements as required by SFAS 123 (see note 14).

     The Company accounts for non-employee stock-based compensation awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

SEGMENT REPORTING

     The Company has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way that public business enterprises report selected information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 requires the use of the "management approach" in disclosing segment information, based largely on how senior management generally analyzes the business operations. SFAS 131 has been adopted effective August 1, 1998. The Company currently operates in three segments (See note 18).

NET LOSS PER SHARE

     The Company calculates earnings per share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share". Basic earnings per share is computed based on the weighted average number of common shares outstanding during the period. The dilutive effect of common stock equivalents is included in the calculation of diluted earnings per share only when the effect of their inclusion would be dilutive.

     Pro basic and diluted loss per share reflects the issuance of shares in the Flycast acquisition on January 13, 2000 and the impact of the conversion of debt to CMGI and preferred stock for both Engage and Adsmart, after adjustment for the Engage exchange ratio, as of the date of the beginning of each period, or date of issuance, if later, using the "if-converted method."

                                  ENGAGE, INC.

     Conversion of all preferred stock and debt to CMGI occurred upon the completion of the Company's initial public offering in July 1999. Adsmart had a formal borrowing arrangement with CMGI under which advances made by CMGI to Adsmart, and the related accrued interest, may be converted at the option of CMGI into shares of convertible preferred stock. CMGI elected to convert all advances and accrued interest outstanding on April 28, 2000 into shares of Adsmart convertible preferred stock. CMGI then elected to convert all shares of Adsmart convertible preferred stock into shares of Adsmart common stock. Conversion of all of Adsmart's common stock into Engage common stock occurred upon the completion of Engage's acquisition of Adsmart (see note 8). The pro forma basic and diluted net loss per share information included in the accompanying statements of operations for the years ended July 31, 1998 and 1999 and the nine months ended April 30, 1999 and 2000 reflect the impact on pro forma basic and diluted net loss per share of such conversions as of the beginning of each period or date of issuance, if later, using the if-converted method. Historical basic and diluted net loss per share has not been presented for any period because it is irrelevant due to the change in the Company's capital structure and resultant basic and diluted loss per share that resulted upon conversions of the convertible preferred stock and debt to CMGI. Pro forma basic and diluted net loss per share has been presented for comparative purposes.

     The reconciliation of the numerators and denominators of the pro forma basic and pro forma diluted loss per share computation for the Company's reported net loss is as follows:

                 PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE

                                                                        NINE MONTHS ENDED
                                                YEAR ENDED JULY 31,         APRIL 30,
                                                -------------------   --------------------
                                                  1998       1999       1999        2000
                                                --------   --------   --------   ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                         (UNAUDITED)

    NUMERATOR:
    Loss .....................................  $(20,524)  $(46,627)  $(26,688)  $(265,615)
                                                --------   --------   --------   ---------
    DENOMINATOR:
    Weighted average shares outstanding ......    31,266      3,941        596     124,549
    Assumed conversion of preferred stock ....     1,804     59,762     61,582         686
    Assumed conversion of debt to CMGI .......     1,266     12,696      9,319       9,343
                                                --------   --------   --------   ---------
    Weighted average number of diluted shares
      outstanding ............................    34,336     76,399     71,497     134,578
                                                --------   --------   --------   ---------
    Pro forma basic and diluted loss per share  $  (0.60)  $  (0.61)  $  (0.37)  $   (1.97)
                                                ========   ========   ========   =========

     Had the Company presented the historical basic and diluted net loss per share the reconciliation of the numerators and denominators of the historical basic and diluted net loss per share would have been as follows:

                 HISTORICAL BASIC AND DILUTED NET LOSS PER SHARE

                                                             NINE MONTHS ENDED
                                     YEAR ENDED JULY 31,         APRIL 30,
                                     -------------------   --------------------
                                       1998       1999       1999        2000
                                     --------   --------   --------   ---------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                               (UNAUDITED)
NUMERATOR:
Loss ..............................  $(20,524)  $(46,627)  $(26,688)  $(265,615)
                                     --------   --------   --------   ---------
DENOMINATOR:
Weighted average shares outstanding    31,266      3,941        596     124,549
                                     --------   --------   --------   ---------
Basic and diluted loss per share ..  $  (0.65)  $ (11.83)  $ (44.78)  $   (2.13)
                                     ========   ========   ========   =========

     At April 30, 2000, the Company had outstanding stock options to purchase 24,322,974 shares of common stock at a weighted average exercise price of $14.66 that could potentially dilute earnings per share. The dilutive effect of the exercise of these options has been excluded from the computation of diluted net loss per share, as the effect would have been antidilutive for the periods presented.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AcSEC"), issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires the capitalization of certain internal costs related to the implementation of computer software obtained for internal use. The Company adopted this standard in August 1999, and the adoption of SOP 98-1 did not have a material impact on its financial position or its results of operations.

     In April 1998, the AcSEC issued Statement of Position 98-5, "Reporting Costs of Start-Up Activities" ("SOP 98-5"). Under SOP 98-5, the cost of start-up activities should be expensed as incurred. Start-up activities are broadly defined as those one-time activities related to opening a new facility, introducing a new product or service,

                                  ENGAGE, INC.

conducting business in a new territory, conducting business with a new class of customer, commencing some new operation or organizing a new entity. The Company adopted SOP 98-5 in August 1999. The adoption of SOP 98-5 did not have a material impact on its financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities"("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. Engage is required to adopt this standard in the first quarter of fiscal year 2001 pursuant to SFAS No. 137 (issued in June 1999), which delays the adoption of SFAS 133 until that time. Engage expects that the adoption of SFAS 133 will not have a material impact on the its financial position or its results of operations.

     In December 1999, the SEC issued SAB No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 expresses the view of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. Although the Company is still in the process of analyzing the impact of SAB No. 101, if any, on its consolidated statements and related disclosures, the Company expects that there will be no material impact on its financial position or its results of operations.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The supplemental consolidated financial statements and notes thereto as of April 30, 2000 and for the nine months ended April 30, 1999 and 2000 and related notes are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim period have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any future period.

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

(3)  COMBINING FINANCIAL INFORMATION

     The acquisitions of Flycast and Adsmart have been accounted for as an "as-if pooling" and accordingly, the Company's historical consolidated financial statements have been restated to include the accounts and results of operations of Flycast back to January 13, 2000, the date CMGI completed its acquisition of Flycast, and of Adsmart back to April 1, 1996, the date CMGI founded Adsmart. The results of operations previously reported by the separate businesses and the combined amounts presented in the accompanying supplemental consolidated financial statements are presented below.

                                                                                              NINE MONTHS ENDED
                                                            YEAR ENDED JULY 31,                   APRIL 30,
                                                      1997         1998         1999         1999          2000
                                                  ---------    ---------    ---------    ---------       ----------
Revenue
     Engage.........................              $      25    $   2,217    $  16,023    $   8,997       $   37,297
     Flycast........................                     15           --           --           --           29,132
     Adsmart........................                     --          354       11,069        1,311           45,291
     Eliminations...................                     --           --         (259)          --           (1,602)
                                                  ---------    ---------    ---------    ---------       ----------
     Total..........................              $      40    $   2,571    $  26,833    $  10,308       $  110,118
                                                  =========    =========    =========    =========       ==========

Net loss
     Engage.........................              $ (10,262)   $ (13,837)   $ (32,003)   $ (21,170)      $ (117,761)
     Flycast........................                     --           --           --           --         (123,797)
     Adsmart........................                 (4,651)      (6,687)     (14,624)      (5,518)         (24,057)
                                                  ---------    ---------    ---------    ---------       ----------
     Total..........................              $ (14,913)   $ (20,524)   $ (46,627)   $ (26,688)      $ (265,615)
                                                  =========    =========    =========    =========       ==========


     All transactions amongst the Company, Flycast and Adsmart within the periods for which consolidated results of operations have been pooled have been eliminated.

                                  ENGAGE, INC.

(4) SALE OF PRODUCT RIGHTS

     In August 1997, the Company sold rights to some of its data warehouse software products to Red Brick Systems, Inc. ("Red Brick") for $9,500,000 in cash and 238,160 shares of Red Brick common stock, recording a pretax gain of $9,240,000 on the sale. The cash component was received directly by CMGI and debt to CMGI was reduced by a corresponding amount. In January 1999, the Red Brick shares were exchanged for 142,896 shares of Informix Corp. due to Informix's acquisition of Red Brick. The Informix shares were sold during the nine months ended April 30, 2000 at an insignificant gain to the Company.

(5) AVAILABLE-FOR-SALE SECURITIES

     Available-for-sale securities at July 31, 1998 consists of 238,160 shares of Red Brick common stock received as part of the Company's sale of product rights to Red Brick. Available-for-sale securities at July 31, 1999 consists of 142,896 shares of Informix Corp. (see note 4). These securities are carried at fair value based on quoted market prices. A $1,193,000 unrealized holding loss and $500,000 unrealized holding gain was recorded on the Red Brick shares at July 31, 1998 and 1999, respectively, based on the change in market value since the date of acquisition. The unrealized holding loss is presented in the equity section of the Company's supplemental consolidated balance sheet as a component of accumulated other comprehensive loss.

(6) PROPERTY AND EQUIPMENT

                                                                                            JULY 31,
                                                                                        ------------------
                                                                 ESTIMATED USEFUL LIFE   1998      1999
                                                                 ---------------------  -------  ---------
                                                                                         (IN THOUSANDS)
     Office furniture and computer equipment..................        3-5 years         $ 1,300  $  3,006
     Software licenses........................................         3 years              528       584
     Leasehold improvements...................................        4 years or            105       251
                                                                    life-of-lease       -------  --------
                                                                                          1,933     3,841
     Less: Accumulated depreciation and amortization..........                           (1,128)   (1,844)
                                                                                        -------  --------
                                                                                        $   805  $  1,997
                                                                                        =======  ========

     Property and equipment recorded under capital leases amounted to approximately $38,000 and $793,000 at July 31, 1998 and 1999, respectively. Total accumulated amortization related to these assets amounted to approximately $16,000 and $212,000 at July 31, 1998 and 1999, respectively.

(7) INVESTMENT IN JOINT VENTURE

     In August 1998, the Company acquired for $1.4 million in cash, 49% of the shares of Engage Technologies Japan (the "Joint Venture"), a joint venture with Sumitomo Corporation in Japan. The Company's ownership interest was reduced to 46.3% in March 1999 as a result of the Joint Venture's selling an ownership interest to an additional investor. The Joint Venture was established to sell the Company's products and services in Japan. The Joint Venture is authorized to solicit additional investors so long as the new investors' ownership interests do not exceed 30% on a fully diluted, aggregate ownership basis. If the Joint Venture requires funds in excess of $4 million (excluding the parties' initial capital contributions) for its operations, the Company is required to provide a bank guarantee in an amount proportionate to its ownership interest. This investment is being accounted for under the equity method of accounting. The Company's share of the Joint Venture's foreign currency translation adjustments is reflected in both the investment account and shareholders' equity on the supplemental consolidated balance sheet as a component of accumulated other comprehensive income (loss).

     Under a separate license agreement, the Company licensed its Engage Knowledge technology to the Joint Venture in consideration for a non-refundable $3 million prepaid royalty and royalties of 11.11% of all future revenues. The initial prepaid royalty has been recorded as deferred revenue and is being recognized as income over three years, the estimated period over which the Company expects to provide maintenance and support. In addition, the Company and the Joint Venture entered into a reseller agreement under which the Company granted the Joint Venture an exclusive right to resell its products to end users in Japan, excluding certain Japanese distribution rights granted to Red Brick (see note 4).

                                  ENGAGE, INC.

(8) ACQUISITIONS

ACCIPITER

     In April 1998, CMGI acquired Accipiter, Inc. ("Accipiter"), a company specializing in Internet advertising management solutions, in exchange for 10,109,536 shares of CMGI Common Stock (which number reflects four CMGI two-for-one stock splits between April 1998 and the date of these financial statements). In August 1998, Accipiter was legally merged with the Company in a stock-for-stock merger in which consideration of 700,000 shares of the Company's Series A Convertible Preferred Stock was issued to CMGI. The Company has reflected in its consolidated financial statements the acquisition of Accipiter as if it occurred in April 1998. The total purchase price for Accipiter was valued at $31,253,000, including acquisition costs of $198,000. The value of the CMGI shares included in the purchase price was recorded net of a weighted average 10% market value discount to reflect the restrictions on transferability.

     Management is primarily responsible for estimating the fair value of purchased in-process research and development. The portion of the purchase price allocated to in-process research and development was $9,200,000, or approximately 29% of the total purchase price. At the acquisition date, Accipiter's major in-process project was the development of AdManager version 4.0, which was intended to provide the ad serving functionality that customers were requiring as the use of the Internet rapidly increased and customer Web sites became more complex. In general, previous AdManager releases did not provide for the fault tolerance, redundancy and scalability that customers began to seek after AdManager versions 1.0 and 2.0 were released. Accordingly, customers' long-term product needs required Accipiter to substantially redesign the AdManager architecture (later released as version 4.0) to develop new technologies in the areas of: (1) fault tolerance and scalability, (2) an object-oriented user interface, (3) application programming interfaces and (4) a new report engine.

     At the date of the acquisition, management estimated that completion of the AdManager version 4.0 technology would be accomplished by June 1998. Engage began testing AdManager version 4.0 at a customer's site (beta testing) in June 1998 and commercially released the product in August 1998. The initial development effort had commenced in late 1997. At the acquisition date, the new AdManager technology had not reached a completed prototype stage and beta testing had not yet commenced. At the time of the Accipiter purchase, the AdManager version 4.0 project was approximately 71% complete. The AdManager version 4.0 project was substantially completed within the time originally estimated.

     The value of in-process research and development was determined using an income approach. This approach takes into consideration earnings remaining after deducting from cash flows related to the in-process technology, the market rates of return on contributory assets, including developed technology, assembled workforce, working capital and fixed assets. The cash flows are then discounted to present value at an appropriate rate. Discount rates are determined by an analysis of the risks associated with each of the identified intangible assets. The discount rate used for in-process research and development was 24.5%, a slight premium over the estimated weighted-average cost of capital of 24%, and the discount rate used for developed technology was 21%.

     The resulting net cash flows to which the discount rate was applied are based on Engage management's estimates of revenues, cost of revenues, research and development costs, selling and marketing costs, general and administrative costs, and income taxes from such acquired technology. These estimates are based on the assumptions set forth below.

     Accipiter recorded revenue in 1997 of less than $1,000,000. Because of the absence of meaningful historical revenue of Accipiter, management projected revenue for the initial year of the forecast period based on its assessment of future market potential and the ability of Accipiter to successfully launch its new product offering. After the initial year of the forecast period, revenue was predicted to grow at rates comparable to the growth of Internet users and online activity and the impact such growth would have on Internet advertising.

     These projections are based on Engage management's estimates of the significant growth in the number of companies engaged in e-commerce (which is supported by independent market data), the need for e-commerce companies to serve ads over the Internet, expected trends in technology (such as increased speed of the Internet,

                                  ENGAGE, INC.

reduced hardware costs and the resulting increase in new Internet users to whom ads will be served) and the nature and expected timing of new product introductions by Engage and its competitors. These estimates also include growth related to the use of certain Accipiter technologies in conjunction with Engage's products, the marketing and distribution of the resulting products through Engage's sales force and the benefits of Engage's incremental financial support and stability.

     Engage's estimated cost of sales as a percentage of revenue is expected to be slightly lower than Accipiter's (classified as support and royalties by Accipiter) on a stand-alone basis (16% in 1997), as certain fixed costs included in cost of sales are spread over a larger revenue base and provide for the realization of efficiencies due to economies of scale through combined operations. Due to these savings, the estimated cost of sales as a percentage of revenue is expected to decrease by 1% each year from Accipiter's historical percentage, to a low of 11% in the fifth forecast year.

     Engage's selling, general and administrative costs are expected to be higher than Accipiter's on an absolute basis, but lower as a percentage of revenue. Due to the small revenue base in 1997 and the impact of significant costs associated with building a corporate infrastructure and building a workforce for future operations, Accipiter's selling, general and administrative costs in 1997, as a percent of revenue, are not representative of the expected costs for the combined operations of Engage and Accipiter. Efficiencies due to economies of scale through combined operations, such as consolidated marketing and advertising programs, are expected to be realized immediately.

     Approximately $1,700,000 of deferred compensation was recorded during fiscal 1998 relating to approximately 346,160 shares of CMGI common stock issued to the then employee stockholders of Accipiter, which are being held in escrow. These shares are subject to forfeiture upon termination of employment over a two-year period. Compensation expense is being recognized over the two-year service period beginning April 1, 1998.

2CAN

     In March 1999, CMGI acquired 2Can, an on-line advertising representation firm in exchange for purchase consideration valued at $28,483,000, including bridge notes receivable of $1,500,000. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon their fair values at the date of acquisition. Concurrent with CMGI's closing of the 2Can acquisition, CMGI contributed 2Can to the Company in exchange for additional debt to CMGI of $28,483,000. This transaction was accounted for as a transfer of entities under common control where the Company recorded the assets and liabilities of 2Can at CMGI's recorded basis. As discussed in Note 2, the Company acquired Adsmart on April 28, 2000 in a merger treated as a pooling of interests. The results of operations of 2Can have been included in the Company's consolidated financial statements since March 11, 1999.

     Under the Agreement and Plan of Merger with 2Can, CMGI is obligated to pay contingent consideration to 2Can based upon future earnings targets. This additional consideration is payable based on the provisions of the merger agreement and will be paid directly by CMGI. The Company will record additional purchase price with the Debt to CMGI account being increased by a corresponding amount.

     UNAUDITED

     In April 2000, the Company recorded additional purchase price in the 2Can acquisition of $5,232,000 resulting from the contingent consideration mentioned above. This amount was recorded as an increase in additional paid-in capital.

I/PRO

     In April 1999, Engage acquired I/PRO, a provider of Web-site traffic measurement and audit services, for approximately $32,651,000, including acquisition costs of $244,000. The purchase price consisted of $1,563,000 in net cash, $20,907,000 in CMGI common shares and $10,181,000 in Engage common shares and options. The per share value of the CMGI shares included in the purchase price was $28.99, net of a 9% weighted average market

                                  ENGAGE, INC.

value discount to reflect the restriction on transferability. The per share value of the Engage shares included in the purchase price was $3.29 per share. In addition, CMGI must pay up to $3,000,000 to the former I/PRO stockholders if stated performance goals are met by I/PRO one year after the closing. Engage must reimburse CMGI for any payments, due under stated performance goals, in cash or by issuance of shares of Engage's Series C convertible preferred stock at its then fair market value, at CMGI's election. Any additional payments will be treated as additional purchase price.

     I/PRO's major in-process project was the development of a new data processing system, project name Normandy, which is intended to provide the improved functionality required as the use of the Internet rapidly increases and customer Web site activity increases in volume and complexity. In general, the existing data processing system does not provide sufficient fault tolerance, scalability, and data processing efficiency that will be required to meet future customer needs. Accordingly, customers' long-term product needs required I/PRO to substantially redesign the data processing system to develop new technologies in the areas of: (1) fault tolerance and scalability, (2) system management, (3) data capture and (4) path analysis functionality.

     At the date of the acquisition, management estimated that completion of the Normandy technology would be accomplished by August 1999. The initial development effort had commenced in late 1998. At the acquisition date, the new Normandy technology had not reached a completed prototype stage and beta testing had not yet commenced. At the time of the I/PRO purchase, the Normandy project was approximately 64% complete. The Normandy project was substantially completed within the time originally estimated.

     The value of in-process research and development was determined using an income approach. This approach takes into consideration earnings remaining after deducting from cash flows related to the in-process technology, the market rates of returns on contributory assets, including core developed technology, assembled workforce, working capital and fixed assets. The cash flows are then discounted to present value at an appropriate rate. Discount rates are determined by an analysis of the risks associated with each of the identified intangible assets. The discount rate used for in-process research and development was 30%, a premium over the estimated weighted-average cost of capital of 25%, and the discount rate used for core developed technology was 22%.

     The resulting net cash flows to which the discount rate was applied are based on Engage management's estimates of revenues, cost of revenues, research and development costs, selling and marketing costs, general and administrative costs, and income taxes from such acquired technology. These estimates are based on the assumptions set forth below.

     Management projected average annual revenue increases for the forecast period based on its assessment of future market potential and the ability of I/PRO to successfully implement the Normandy technology. Revenue was predicted to grow at rates comparable to the growth of Internet users and online activity and the impact such growth would have on Internet service companies. Revenue related to the Normandy project was identified.

     These projections are based on Engage management's estimates of the significant growth in the number of companies engaged in e-commerce, the need for e-commerce companies to utilize independent audit, verification and analysis services, expected trends in technology (such as increased speed of the Internet, reduced hardware costs and the resulting increase in new Internet users) and the nature and expected timing of new product introductions by Engage and its competitors. These estimates also include growth related to the use of certain I/PRO technologies in conjunction with Engage's products and the benefits of Engage's incremental financial support and stability.

     I/PRO's estimated cost of sales as a percentage of revenue is expected to significantly decrease on a stand-alone basis (85% in 1998), as certain fixed costs included in cost of sales are spread over a larger revenue base and provide for the realization of efficiencies due to economies of scale. Normandy technology is expected to greatly increase the automation of data processing allowing significant labor cost savings per revenue dollar. Increases in hardware utilization are also expected.

     Due to these savings, the estimated cost of sales as a percentage of revenue is expected to decrease to a low of 20% in the fifth forecast year.

                                  ENGAGE, INC.

ADKNOWLEDGE (UNAUDITED)

     On December 22, 1999, Engage completed its acquisition of AdKnowledge Inc. ("AdKnowledge"), a provider of products and services which allow online marketers and ad agencies to plan, target, serve, track and analyze advertising campaigns. Previously, on September 23, 1999, Engage, CMGI, AK Acquisition Corp., a wholly-owned subsidiary of CMGI, AdKnowledge, and Steve Findley, John Mracek and Kevin Wandryk (collectively, the "Shareholder Representative") executed an Agreement and Plan of Merger and Contribution (the "Merger Agreement"). Upon the completion of the transactions contemplated by the Merger Agreement, AdKnowledge became a wholly-owned subsidiary of Engage. Specifically, the Merger Agreement contemplated:

     First, a merger of Transitory Sub with and into AdKnowledge, with AdKnowledge being the surviving corporation (the "Surviving Corporation"). In this merger, all the AdKnowledge preferred shareholders received CMGI common stock and a new class of AdKnowledge common stock ("Surviving Corporation Common Stock"), and all common shareholders of AdKnowledge received shares of Surviving Corporation Common Stock. Upon completion of this merger on November 30, 1999, CMGI owned approximately 88% of the Surviving Corporation Common Stock.

     Second, CMGI and other shareholders of Surviving Corporation contributed their Surviving Corporation Common Stock to Engage in exchange for approximately 10,300,000 shares of Engage common stock (the "Contribution"). Engage issued common stock from its authorized but unissued capital stock.

     Third, Engage consummated a California short-form merger (the "Short-Form Merger") between Surviving Corporation and a wholly-owned subsidiary of Engage ("Engage Sub"), pursuant to which Engage Sub merged with and into Surviving Corporation, with Surviving Corporation being the surviving corporation in such merger. Any remaining holders of Surviving Corporation Common Stock received Engage common stock in this merger.

     Total purchase consideration was valued at approximately $161,000,000, net of cash acquired of $3,000,000. Included in the purchase consideration was $3,800,000 in direct acquisition costs. In connection with the contribution and the Short-Form Merger, Engage issued approximately 9,800,000 shares of its common stock to CMGI for CMGI's 88% interest in Surviving Corporation and approximately 506,000 shares of its common stock directly to shareholders of Surviving Corporation, valued at approximately $142,400,000 in the aggregate. Additionally, stock options to acquire Registrant's common stock issued in the contribution, valued at approximately $18,000,000, have been included in the purchase consideration.

     Contingent consideration, comprised of approximately 414,000 shares of CMGI common stock (adjusted for stock splits), has been placed in escrow (the "Escrow Shares") to satisfy certain performance goals and indemnifications. The value of the Escrow Shares has not been reflected in the aggregate purchase consideration and will be recorded as additional purchase price at the then-fair value upon the attainment of certain performance goals measured through November 30, 2000. Engage issued approximately 1,116,000 of its common shares to CMGI in consideration for the Escrow Shares. No value has been ascribed to the value of these shares. If the performance goals are met and the Escrow Shares are released to the AdKnowledge shareholders, Engage will record the fair value of the CMGI shares issued to AdKnowledge shareholders on the release date as additional purchase price. Any difference in the fair value of Engage shares at the release date compared to the value of the Escrow Shares will be recorded as a capital transaction between entities under common control. Under the terms of an Intercompany Agreement between Engage and CMGI, in the event that any Escrow Shares are returned to CMGI, CMGI shall pay Engage, in cash or other property, a sum equal to the value of the returned Escrow Shares.

     Management is primarily responsible for estimating the fair value of purchased in-process research and development. The portion of the purchase price allocated to in-process research and development was $2,317,000, or approximately 1.2% of the total purchase price. At the acquisition date, AdKnowledge's major in-process projects were: (1) the development of the AdKnowledge System Architecture Upgrade, which was intended to scale its software to handle more customers, internationalize the AdKnowledge System, and help AdKnowledge deploy new features more rapidly; (2) the development of the AdServer Network Capacity Upgrade, which was intended to allow the AdKnowledge System to handle more volume; (3) the AdServer Network Operating System Change, which was intended to improve the managing of AdKnowledge's advertising campaigns; (4) the development of the

                                  ENGAGE, INC.

Optimal Global Domain Name Service, which was intended to optimize traffic flow, deliver advertisements faster, and improve the performance of the AdKnowledge System; and (5) the development of QA Automation Procedures, which was intended to allow AdKnowledge to release features on the AdKnowledge System more quickly and with better quality.

     At the date of the acquisition, management estimated that completion of the Architecture Upgrade technology would be accomplished by August 2000. The initial development effort had commenced in November 1998. At the acquisition date, technological feasibility of the Architecture Upgrade had not been reached. At the time of the AdKnowledge purchase, the Architecture Upgrade project was approximately 57% complete.

     At the date of the acquisition, management estimated that completion of the Capacity Upgrade technology would be accomplished by January 2000. The initial development effort had commenced in October 1999. At the acquisition date, technological feasibilty of the Capacity Upgrade had not been reached. At the time of the AdKnowledge purchase, the Capacity Upgrade project was approximately 65% complete.

     At the date of the acquisition, management estimated that completion of the Operating System technology would be accomplished by March 2000. The initial development effort had commenced in October 1999. At the acquisition date, technological feasibility of the Operating System Change had not been reached. At the time of the AdKnowledge purchase, the Operating System Change project was approximately 28% complete.

     At the date of the acquisition, management estimated that completion of the Optimal Global Domain Name Service technology would be accomplished by June 2000. The initial development effort had commenced in September 1999. At the acquisition date, technological feasibility of the Optimal Global Domain Name Service had not been reached. At the time of the AdKnowledge purchase, the Optimal Global Domain Name Service project was approximately 23% complete.

     At the date of the acquisition, management estimated that completion of the QA Automation Procedures technology would be accomplished by June 2000. The initial development effort had commenced in June 1999. At the acquisition date, technological feasibilty of the QA Automation Procedures had not been reached. At the time of the AdKnowledge purchase, the QA Automation Procedures project was approximately 75% complete.

     The value of in-process research and development was determined using an income approach. This approach takes into consideration earnings remaining after deducting from cash flows related to the in-process technology, the market rates of return on contributory assets, including developed technology, assembled workforce, trade names/trademarks, database, working capital and fixed assets. The cash flows are then discounted to present value at an appropriate rate. Discount rates are determined by an analysis of the risks associated with each of the identified intangible assets. The discount rates used for in-process research and development range from 25% to 30%, reflecting a 10% to 15% premium over the estimated weighted-average cost of capital of 15%. These different discount rates reflect the relative risk of the technologies, and their stage of completion.

     The resulting net cash flows to which the discount rates were applied are based on Engage management's estimates of revenues, cost of revenues, research and development costs, selling and marketing costs, general and administrative costs, and income taxes from such acquired technologies. These estimates are based on the assumptions set forth below.

     Management projected average annual revenue increases for the forecast period based on its assessment of future market potential and the ability of AdKnowledge to successfully implement its in-process research and development projects. These growth rates were based on the expected growth of Internet users and online activity and the impact such growth would have on Internet advertising. Revenues related to each of the in-process research and development projects were identified.

     AdKnowledge's estimated cost of sales as a percentage of revenue is expected to decrease on a stand-alone basis, as efficiencies due to economies of scale are realized. The estimated cost of sales as a percentage of revenue is expected to decrease to a low of 30% in the third forecast year.

                                  ENGAGE, INC.

     AdKnowledge's estimated selling and marketing expenses are expected to be 30% as a percentage of revenues for the entire forecast period. Similarly, general and administrative expenses remained constant at 10%, as a percentage of revenues, for the entire forecast period.

FLYCAST AND ADSMART (UNAUDITED)

     On April 28, 2000, Engage completed its acquisitions of Adsmart and Flycast. This transaction has been accounted for as a combination of entities under common control (i.e., "as-if pooling"). Previously, on January 19, 2000, Engage, CMGI, FCET Corp., a wholly owned subsidiary of Engage (the "Transitory Subsidiary"), Adsmart and Flycast executed an Agreement and Plan of Merger and Contribution (the "Merger Agreement"). Upon the completion of the transactions contemplated by the Merger Agreement, Adsmart and Flycast each became wholly-owned subsidiaries of Engage. Specifically, the Merger Agreement contemplated:

     First, a merger of the Transitory Subsidiary with and into Adsmart, with Adsmart being the surviving corporation. In this merger, all the Adsmart stockholders received Engage common stock in exchange for their respective shares of Adsmart common stock. All outstanding Adsmart stock options were converted into options to acquire Engage common stock.

     Second, CMGI contributed all of the outstanding shares of common stock of Flycast in exchange for shares of Engage common stock. Former employees of Flycast had the option to convert CMGI options into options to acquire Engage common stock. Approximately 361,000 Engage stock options were granted as a result of the former Flycast employees' electing to convert certain CMGI options. Under the terms of the Merger Agreement, Engage reduced the number of Engage common shares payable to CMGI for the 361,000 converted Engage stock options that were granted to Flycast employees.

     Total purchase consideration was valued at $3.24 billion (based on the closing average per share price of the Company's common stock for the five days before and after January 20, 2000, the date the Company publicly announced that it had entered into the Merger Agreement), net of cash acquired of $7.6 million. In connection with the merger and contribution, Engage issued approximately 10.9 million shares of its common stock for all of the outstanding capital stock of Adsmart, of which approximately 10.8 million shares were issued directly to CMGI for CMGI's 96% interest in Adsmart, and approximately 53.4 million shares of its common stock directly to CMGI for CMGI's 100% interest in Flycast, valued at approximately $3.22 billion in the aggregate. Additionally, included in the purchase consideration were approximately 707,000 stock options to acquire Engage common stock exchanged in the merger and contribution and valued at approximately $24.4 million. A non-cash dividend to CMGI was recorded for the excess fair value of the Engage common shares issued to CMGI and Engage stock options exchanged for Adsmart and Flycast stock options in excess of CMGI's historical cost basis in Adsmart and Flycast. Direct acquisition costs consisting primarily of legal, accounting and banker fees approximated $5.0 million as a result of these acquisitions and were expensed during the quarter ended April 30, 2000.

     The Company has accrued approximately $25.6 million in fees payable to investment bankers as of April 30, 2000 comprised of approximately $23.2 million of investment banker fees payable by Flycast in connection with CMGI's acquisition of Flycast and approximately $2.4 million of remaining banker fees payable in connection with the Company's purchase of Flycast and Adsmart from CMGI.

     Management is primarily responsible for estimating the fair value of purchased IPRD. The portion of the purchase price allocated to IPRD in the Flycast acquisition was $29.3 million, or approximately 3.2% of CMGI's original total purchase price. The value allocated to projects identified as IPRD was charged to expense in the quarter ended April 30, 2000.

     As of the acquisition date, Flycast was in the process of developing technology which would add functionality and features and was also in the process of developing a new platform for its product. This technology had not yet reached technological feasibility and had no alternative uses. This technology under development may not achieve commercial viability. The technological feasibility of the in-process product is established when the enterprise has completed all planning, designing, coding, and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features, and technical performance requirements.

                                  ENGAGE, INC.

     The value of Flycast's identifiable intangible assets consisted of IPRD, assembled work force, developed or core technology, trade name, and customer base.

     The value of Flycast's work force was determined using the cost approach, which gives consideration to the various costs associated with replacing the employees of Flycast by estimating costs such as salaries, benefits, recruitment and training.

     The value of the developed technology and customer base was determined by estimating the expected future earnings attributed to the customer base and discounting these earnings using an appropriate discount factor. The discount rate is determined by analysis of the risks associated with the investment in each of the identified intangible assets and comparative equity risks.

     At the date of the acquisition, management estimated that completion of the Flycast IPRD would be accomplished in May 2000 while the initial development effort had commenced in late April through November 1999. At the valuation date, the new technology had not reached a completed prototype stage, although some beta testing on portions of the technology had begun. At the time of the valuation date, the IPRD was approximately 65% complete, based on development costs incurred through the acquisition date versus the total costs estimated to complete the project.

     The value of IPRD was determined using an income approach. This approach takes into consideration earnings remaining after deducting from cash flows related to the in-process technology, the market rates of return on contributory assets, including assembled workforce, working capital and fixed assets. The cash flows are then discounted to present value at an appropriate rate. Discount rates are determined by an analysis of the risks associated with each of the identified intangible assets. The discount rate used for in-process research and development was 30%, a premium over the estimated weighted-average cost of capital of 24%.

     The resulting net cash flows to which the discount rate was applied are based on management's estimates of revenues, operating expenses and income taxes from such acquired technology. Management anticipated completing its in-process technology in May 2000. As of June 2000 the IPRD has been substantially completed.

     The acquisitions of Accipiter, 2Can, I/PRO, AdKnowledge and CMGI's original acquisition of Flycast have been accounted for using the purchase method, and, accordingly, the purchase prices have been allocated to the assets purchased and liabilities assumed based upon their fair values at the dates of acquisition. The amount of the purchase prices allocated to goodwill and developed technology is being amortized on a straight-line basis over three to five years. The amount of the purchase price allocated to other identifiable intangible assets is being amortized on a straight line basis over the following periods; Accipiter and I/PRO work force over two years, Accipiter trade name over two years, I/PRO tradename over five years, and AdKnowledge and Flycast other intangibles over three years. Amortization of goodwill and other identifiable intangible assets is reflected as a separate component within operating expenses.

     The purchase price of the Accipiter, 2Can, I/PRO, AdKnowledge and Flycast acquisitions was allocated as follows:

                                                     ACCIPITER     2CAN         I/PRO        ADKNOWLEDGE    FLYCAST
                                                     ---------   --------     ---------      -----------    --------
                                                                           (IN THOUSANDS)
                                                                                                    (UNAUDITED)
     Working capital (deficit), net of cash
        acquired of $689 for Accipiter, $360
        for 2Can, $347 for I/PRO, $3,044 for
        AdKnowledge  and $12,893 for Flycast...      $   (249)   $ (6,168)    $   (498)      $  (7,954)     $ 21,484
     Property and equipment....................           262         141        1,676           4,311        11,751
     Other assets..............................             2          32          230             515           316
     In-process research and development.......         9,200          --        4,500           2,317        29,300
     Long-term obligations.....................            --         (46)        (465)         (4,809)       (2,834)
     Goodwill..................................        20,158      34,524       22,288         160,144       738,537
     Other identifiable intangible assets......         1,880                    4,920           6,508        93,820
                                                     --------    --------     --------       ---------      --------
     Purchase price, net of cash acquired......      $ 31,253    $ 28,483     $ 32,651       $ 161,032      $892,374
                                                     ========    ========     ========       =========      ========

                                  ENGAGE, INC.

     The following table represents the unaudited pro forma results of operations of the Company for the years ended July 31, 1997, 1998 and 1999 and the nine months ended April 30, 2000, as if the Accipiter acquisition had occurred on August 1, 1996, the 2Can and I/PRO acquisitions had occurred on August 1, 1997, and the AdKnowledge and Flycast acquisitions had occurred on August 1, 1998. These pro forma results include adjustments for the amortization of goodwill and other intangibles and deferred compensation, acquisition related costs expensed by Flycast prior to the date of acquisition, the elimination of amounts expensed for in-process research and development and for the issuance of shares used in the acquisition, and the elimination of intercompany revenue and cost of revenue. They have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made at the beginning of the periods noted or of results that may occur in the future.

                                                                      JULY 31,
                                                          ---------------------------------     APRIL 30,
                                                            1997        1998         1999        2000
                                                          ---------   --------    ---------    ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
     Net revenues.................................        $    443    $  9,208    $  53,183   $ 146,771
     Net loss.....................................         (21,476)    (37,730)    (423,197)   (403,071)
     Pro forma net loss per share.................           (0.35)      (0.48)       (2.75)      (2.34)

(9) DEBT TO CMGI

ENGAGE
     In May 1999, Engage formalized its borrowing arrangement with CMGI and executed a secured convertible demand note with CMGI dated February 1, 1999. Advances accrue interest at the annual rate of 7%, and advances and accrued interest may be prepaid without penalty. Advances outstanding under this note are secured by substantially all assets and intellectual property of the Company and principal, and accrued interest may be converted at the option of CMGI into shares of Series C Preferred Stock or common stock. The number of Series C Preferred shares or common shares to be issued upon conversion of each borrowing represented by the note is based on the estimated fair value of the Company at the end of the period in which such borrowing was made.

     In accordance with this arrangement, CMGI elected to convert advances and accrued interest outstanding in the amount of $37,447,000 into 413,564 shares of Series C Preferred Stock. An additional $5,329,000 was converted into 710,524 shares of common stock at the initial public offering price per common share.

ADSMART
     Commencing in February 1998, advances made by CMGI to Adsmart accrued interest at the annual rate of 7%. In April 1998, advances of $6,000,000 from CMGI, including accrued interest thereon, and 693,816 shares of the Company's common stock were converted into 69,382 shares of Series A Preferred Stock. These advances were made by CMGI to Adsmart from April 1996 through January 1998. The Company intends to formalize its borrowing arrangement with CMGI and execute a secured convertible demand note with CMGI (the "Secured Convertible Demand Note"). The Secured Convertible Demand Note covers advances made by CMGI to the Company for periods commencing in May 1998. Under the Secured Convertible Demand Note, advances and accrued interest may be prepaid without penalty. Advances outstanding under this note are secured by substantially all assets and intellectual property of the Company, and principal and accrued interest may be converted at the option of CMGI into shares of Series B Convertible Preferred Stock ("Series B Preferred Stock"). The number of Series B Preferred shares to be issued upon conversion of each borrowing represented by the note is based on the estimated fair value of the Company at the end of the quarter in which such borrowing is made.

     UNAUDITED
     In accordance with this arrangement, CMGI elected to convert advances and accrued interest outstanding in the amount of $74,929,000 into 10,117,712 shares of Engage common stock upon the closing of Engage's acquisition of Adsmart on April 28, 2000.

(10) ACCRUED LEASE LIABILITY

     The Company acquired fixed assets and entered into an agreement to lease certain equipment in connection with developing ad serving technology both with an affiliate of CMGI. In January 1998, the Company made the decision to no longer pursue the development of the related technology. As a result of this decision, certain equipment became idle. The Company accrued $626,000 in July 1998 related to the present value of the future minimum lease

                                  ENGAGE, INC.

payments, less any amounts recoverable from the sale of the equipment, under these leases. The company also recorded a write-down of fixed assets of $338,000 during fiscal 1998 related to the idle equipment owned by the Company.

(11) LEASES

     The Company leases certain computer equipment under capital leases which expire at various dates through November 2002.

     In addition to leasing computer equipment under various capital leases, the Company has entered into noncancelable operating leases covering certain of its office facilities and equipment which expire through 2004. In addition, the Company pays CMGI for office facilities used as the Company's headquarters for which it is charged based upon an allocation of the total costs for the facilities at market rates.

     The Company leases certain property and equipment from a subsidiary of CMGI. Under the arrangement, the related party negotiates the terms and conditions of the lease and obtains the assets to be leased. The related party bears all liability for payment, and the Company is not financially obligated under the leases. The Company is charged the actual lease fees paid by the related party, plus an additional administrative charge that approximates the fair value of the services received.

     Total rent expense amounted to $492,000, $1,182,000 and $2,096,000 for the years ended July 31, 1997, 1998 and 1999, respectively. Rent expense for office facilities paid to CMGI amounted to approximately $359,000, $363,000 and $415,000 for the years ended July 31, 1997, 1998 and 1999, respectively. Rent expense for equipment paid to a subsidiary of CMGI amounted to approximately $31,000, $534,000 and $735,000 for the years ended July 31, 1997, 1998 and 1999, respectively.

     Minimum annual rental commitments are as follows at July 31, 1999:

                                                         OPERATING      CAPITAL
                                                          LEASES        LEASES
                                                         ---------      -------
                                                            (IN THOUSANDS)

     2000...............................................  $1,928        $ 414
     2001...............................................   1,344          342
     2002...............................................     704           78
     2003...............................................     206            4
     2004...............................................     154           --
                                                          ------        -----
                                                          $4,336          838
                                                          ======
     Less: amount representing interest.................                   75
                                                                        -----
     Present value of capital lease obligations.........                $ 763
                                                                        =====
     Comprised of:
       Current portion..................................                $ 327
       Non-current portion..............................                  436
                                                                        -----
                                                                        $ 763
                                                                        =====

(12) INCOME TAXES

     No provision for federal or state income taxes has been recorded as the Company incurred net operating losses for all periods presented. At July 31, 1999, the Company had no significant net operating loss carryforwards available to offset future federal taxable income as the Company's parent, CMGI, has utilized substantially all of the Company's net operating losses through July 31, 1999. The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, both positive and negative, historical and prospective, with greater weight given to historical evidence, it is not more likely than not that these assets will be realized. No income tax benefit has been recorded for all periods presented because of the valuation allowance.

     Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of federal deferred tax assets (liabilities) are comprised of the following:

                                  ENGAGE, INC.

                                                           JULY 31,
                                                      ------------------
                                                        1998      1999
                                                      -------   --------
                                                        (IN THOUSANDS)
 Deferred tax assets:
   Research credits ................................  $    72   $     72
   Deferred stock-based compensation ...............       --        669
   Deferred revenue ................................      288      2,337
   Accruals and other reserves .....................      668      4,624
   Loss carryforwards ..............................    1,992     13,981
   Depreciation and amortization ...................      440         --
   Basis difference in available for sale securities      821        615
                                                      -------   --------
   Total gross deferred tax assets .................    4,281     22,298
 Less: Valuation allowance .........................   (4,281)   (21,111)
                                                      -------   --------
 Net deferred tax assets ...........................       --      1,187
                                                      -------   --------
 Deferred tax liabilities:
   Depreciation and amortization ...................       --     (1,187)
                                                      -------   --------
 Net deferred taxes ................................  $    --   $     --
                                                      =======   ========

     Valuation allowance increased by $3,003,000 and $16,830,000 during the years ended July 31, 1998 and 1999, respectively. Approximately $14,075,000 of the valuation allowance as of July 31, 1999 is related to acquired deferred tax assets of Accipiter, Inc., I/PRO and 2Can, the tax benefits of which, when realized, will be recorded as a decrease to goodwill and other non-current intangible assets. In addition, approximately $285,000 of the valuation allowance is related basis differences in available-for-sale securities, the tax benefits of which, when realized, will be allocated to accumulated other comprehensive income.

     The Company has net operating loss carryforwards for Massachusetts tax purposes of approximately $12,800,000 and $13,100,000 as of July 31, 1998 and July 31, 1999, respectively. The net operating loss carryforwards will expire from 2001 through 2003. In addition, the Company has net operating loss carryforwards for North Carolina tax purposes of approximately $4,400,000 and $8,300,000 as of July 31, 1998 and July 31, 1999, respectively, which will expire from 2001 through 2014, of which $2,700,000 is related to losses incurred by Accipiter, Inc. prior to its acquisition by the Company. The Company also has net operating loss carryforwards for California tax purposes of $19,300,000 as of July 31, 1999, of which, $15,000,000 is related to the pre-acquisition period of I/PRO. The California net operating losses will expire from 2002 through 2004. The Company also has $33,300,000 of federal net operating loss carryforwards, which will expire from 2009 through 2018, of which $32,900,000 is related to the pre-acquisition periods of Accipiter, I/PRO and 2Can. The tax benefits related to net operating loss carryforwards from the pre-acquisition periods of acquired subsidiaries, when realized, will be recorded as a decrease in goodwill and other non-current intangible assets. The utilization of these net operating losses may be limited pursuant to Internal Revenue Code Section 382 as a result of prior and future ownership changes.

(13) STOCKHOLDERS' EQUITY

ISSUANCE OF COMMON STOCK TO COMPAQ COMPUTER

     Immediately prior to the effectiveness of the Company's initial public offering, the Company sold 1,876,000 shares of common stock to Compaq Computer Corporation for net proceeds of approximately $13,082,000.

PUBLIC OFFERING OF COMMON STOCK

     In July 1999, the Company completed its initial public offering for the sale of 13,800,000 shares of common stock. The Company received proceeds of approximately $94,755,000, net of underwriting discounts and expenses associated with the offering.

                                  ENGAGE, INC.

AUTHORIZED SHARE INCREASE AND STOCK SPLIT

     In June 1999, the Board of Directors approved an increase in the number of authorized common shares from 30,000,000 to 150,000,000. Upon approval of the share increase, a two-for-one stock split was declared.

UNAUDITED

     In February 2000, the Company's Board of Directors approved a two-for-one stock split of the Company's common stock, effected in the form of a stock dividend of one share of common stock for each share of common stock outstanding. The stock dividend is payable on April 3, 2000 to stockholders of record at the close of business on March 20, 2000. Accordingly, the supplemental consolidated financial statements have been retroactively adjusted for all periods presented to reflect the stock split. In addition, the Board of Directors approved an increase in the number of authorized common shares from 150,000,000 to 350,000,000.

DEFERRED COMPENSATION

     Engage recorded deferred compensation of $1,700,000 in 1998 related to the Accipiter acquisition and $4,200,000 in 1999, representing the difference between the exercise price of stock options granted and the estimated fair market value of the underlying common stock at the date of grant. The difference is recorded as a reduction of stockholders' equity and is being amortized over the vesting period of applicable options, typically four years. Of the total deferred compensation amount, $1,900,000 had been amortized as of July 31, 1999 and $1,700,000 has been reversed due to forfeiture of unvested common shares and stock options. The amortization of deferred compensation is recorded as an operating expense.

PREFERRED STOCK - ENGAGE

     In July 1998, the Company's shareholders authorized 5,000,000 shares of preferred stock, of which 1,500,000 have been designated as Series A convertible preferred stock ("Series A Preferred Stock"), 238,597 shares have been designated as Series B convertible preferred stock ("Series B Preferred Stock"), and 2,000,000 shares have been designated as Series C Convertible Preferred Stock ("Series C Preferred Stock").

SERIES A PREFERRED STOCK - ENGAGE

     In July 1998, the Board of Directors authorized and issued 800,000 shares of Series A Preferred Stock in exchange for 32,000,000 shares of the Company's common stock and $8,000,000 in principal amount of debt to CMGI. The Series A Preferred Stock is entitled to receive annual dividends at 7%, as and if declared. As of and prior to July 31, 1999, no dividends had been declared or paid by the Company. Each share of Series A Convertible Preferred Stock votes on an as-converted basis and is convertible into forty shares of common stock under certain conditions and subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series A Preferred Stock has a liquidation preference of $5 per share, plus cumulative dividends of 7% compounded annually beginning on February 1, 1998. The Series A Preferred Stock is convertible into common stock immediately at the option of the holder.

     In July 1998, the Board of Directors authorized the issuance of an additional 700,000 shares of Series A Preferred Stock to CMGI in connection with the Company's acquisition of Accipiter, Inc.

     All outstanding shares of Series A Preferred Stock converted to 60,000,000 shares of common stock upon the completion of the Company's initial public offering.

SERIES B PREFERRED STOCK - ENGAGE

     In August 1998, the Board of Directors designated and issued 238,597 shares of Series B Preferred Stock. Proceeds from the sale were $1,934,000, net of issuance costs of $6,000. Each share of Series B Preferred Stock votes on an as-converted basis and is convertible into four shares of common stock under certain conditions and subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series

                                  ENGAGE, INC.

B Preferred Stock has a liquidation preference of $8.38 per share, subject to the prior payment of the liquidation preference on Series A Preferred Stock. The Series B Preferred Stock is convertible into common stock immediately at the option of the holder.

     All outstanding shares of Series B Preferred Stock converted to 954,388 shares of common stock upon the completion of the Company's initial public offering.

SERIES C CONVERTIBLE PREFERRED STOCK - ENGAGE

     In May 1999, the Board of Directors approved the designation of 2,000,000 shares of the Company's preferred stock as Series C Convertible Preferred Stock ("Series C Preferred Stock"). The Series C Preferred Stock is entitled to receive noncumulative annual dividends, payable when, as and if declared at the rate of 7% per annum. In the event of any liquidation, dissolution or winding up of the Company, the Series C Preferred Stock ranks senior to the Series B Preferred Stock and pari passu with the Series A Preferred Stock, and has a liquidation preference equal to its purchase price plus dividends computed at 7% per share per annum. Each share of Series C Preferred Stock votes on an as-converted basis and is convertible at the option of the holder into forty shares of common stock, subject to certain adjustments. During fiscal 1999, the Company issued 413,564 shares of Series C Preferred Stock in connection with its borrowing agreement with CMGI (see note 9).

     All outstanding shares of Series C Preferred Stock converted to 16,542,560 shares of common stock upon the completion of the Company's initial public offering.

SERIES A PREFERRED STOCK - ADSMART

     In April 1998, the Board of Directors authorized and issued 69,382 shares of Series A Preferred Stock in exchange for 693,816 shares of common stock and $6,000,000 in principal amount of Debt to CMGI. The Series A Preferred Stock is entitled to receive non-cumulative annual dividends at 7% commencing February 1, 1998, payable when, as and if declared by the Board of Directors of the Company. No dividends have been declared or paid by the Company. The Series A Preferred Stock is voting and is convertible into 10 shares of common stock subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series A Preferred Stock has a liquidation preference of $13.3333 per share plus dividends of 7% compounded annually beginning on February 1, 1998. The Series A Preferred Stock is convertible into common stock immediately at the option of the holder and automatically converted into common stock upon the completion of the merger with Engage.

SERIES B PREFERRED STOCK - ADSMART

     In December 1999, the Board of Directors approved the designation of 1,231,523 shares of the Company's preferred stock as Series B Preferred Stock. The Series B Preferred Stock is entitled to receive noncumulative annual dividends at 7%, as and if declared. No dividends have been declared or paid by the Company. The Series B Preferred Stock is fully participating, voting and convertible into 10 shares of common stock, subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series B Preferred Stock ranks pari passu with the Series A Preferred Stock, and has a liquidation preference equal to its purchase price plus dividends computed at 7% annually. The Series B Preferred Stock is convertible into common stock immediately at the option of the holder and automatically converted into common stock upon the completion of the merger with Engage.
(14) STOCK OPTION PLANS

ENGAGE 1995 EQUITY INCENTIVE PLAN

     In August 1995, the Company's board of directors and stockholders approved the 1995 Equity Incentive Plan (the "1995 Plan"). Under the 1995 Plan, up to 30,000,000 non-qualified stock options or incentive stock options may be granted to the Company's or its affiliates' employees, as defined. The Board of Directors administers this plan, selects the individuals to whom options will be granted, and determines the number of shares and exercise price of each option. Options granted under the 1995 Plan typically vest over a four year period, with 25% of options granted

                                  ENGAGE, INC.

becoming exercisable one year from the date of grant and the remaining 75% vesting monthly for the next thirty-six (36) months.

1999 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     The 1999 Stock Option Plan for Non-Employee Directors (the "1999 Directors Plan") was adopted by the board of directors in June 1999. Under the terms of the 1999 Directors Plan, directors who are not employees of Engage or any subsidiary of Engage and not affiliates of an institutional investor that owns shares of Engage's common stock receive nonstatutory options to purchase shares of Engage's common stock. A total of 500,000 shares of common stock may be issued upon exercise of options granted under the plan. The board of directors has discretion to establish the terms of options granted under the plan. All options must have an exercise price equal to the fair market value of the common stock on the date of grant.

     The following table reflects activity and historical prices of stock options under the Company's 1995 Plan and the 1999 Stock Option Plan for Non-Employee Directors for the three years ended July 31, 1999:

                                                                       YEAR ENDED JULY 31,
                                              ---------------------------------------------------------------------
                                                       1997                   1998                    1999
                                              --------------------    --------------------   ----------------------
                                                          WEIGHTED                WEIGHTED                 WEIGHTED
                                                NUMBER     AVERAGE      NUMBER     AVERAGE      NUMBER      AVERAGE
                                                  OF      EXERCISE        OF      EXERCISE        OF       EXERCISE
                                                SHARES      PRICE       SHARES       PRICE      SHARES       PRICE
                                              ----------  --------    ---------- ---------   -----------   --------

   Options outstanding, beginning of period    5,186,775   $ 0.08     4,843,338   $ 0.12      8,357,600    $  0.55
   Granted...............................      1,841,778     0.30     6,639,961     0.73     13,267,925       4.70
   Exercised.............................       (379,336)    0.06        (3,200)    0.22     (1,066,796)      0.52
   Cancelled.............................     (1,805,879)    0.19    (3,122,499)    0.28     (2,024,053)      1.97
                                              ----------   ------    ----------   ------     ----------    -------

   Options outstanding, end of period....      4,843,338   $ 0.12     8,357,600   $ 0.55     18,534,676    $  3.37
                                              ==========   ======    ==========   ======     ==========    =======

   Options exercisable, end of period....      1,221,254   $ 0.06     1,317,474   $ 0.16      3,298,151    $  0.41
                                              ==========   ======    ==========   ======     ==========    =======

   Options available for grant, end of
     period................................    2,777,326              2,838,812              10,475,991
                                              ==========             ==========              ==========

     The following table summarizes information about stock options under the Company's 1995 Plan outstanding at July 31, 1999:

                                                        OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                           --------------------------------------------   --------------------------
                                                             WEIGHTED
                                                              AVERAGE
                                                             REMAINING      WEIGHTED                     WEIGHTED
                                               NUMBER       CONTRACTUAL      AVERAGE        NUMBER        AVERAGE
   RANGE OF EXERCISE PRICES                  OUTSTANDING   LIFE (YEARS)  EXERCISE PRICE   OUTSTANDING EXERCISE PRICE
   ---------------------------             -------------   ------------  --------------   ----------- --------------
   $0.01-$0.21.........................      4,757,772          2.9          $  0.11      2,327,640       $ 0.10
   $0.22-$0.42.........................        193,790          1.9             0.34        142,906         0.33
   $0.43-$0.84.........................        303,980          2.4             0.65        109,057         0.62
   $0.85-$1.47.........................      2,871,090          3.8             1.19        650,426         1.19
   $1.48-$2.10.........................        686,000          4.4             2.10         33,332         2.10
   $2.11-$2.53.........................      1,330,076          4.6             2.47            651         2.19
   $2.54-$7.46.........................      3,847,368          4.7             5.01         34,139         4.59
   $7.47-$7.50.........................      4,544,000          4.9             7.50             --           --
   $7.51-$15.50........................            600          5.0            15.50             --           --
                                            ----------                                    ---------
                                            18,534,676          4.1          $  3.37       3,298,151      $ 0.41
                                            ==========                                    =========

CMGI 1986 STOCK OPTION PLAN

     Certain Engage employees have been granted stock options under the CMGI 1986 Stock Option Plan (the "1986 Plan"). Options under the 1986 Plan are granted at fair market value on the date of the grant and are generally exercisable in equal cumulative installments over a four-to-ten year period beginning one year after the date of grant. Outstanding options under the 1986 Plan expire through 2007. Under the 1986 Plan, non-qualified stock options or incentive stock options may be granted to CMGI's or its subsidiaries' employees, as defined. The board of directors of CMGI administers this plan, selects the individuals to whom options will be granted, and determines the number of shares and exercise price of each option. The following table reflects activity and historical prices of

                                  ENGAGE, INC.

stock options granted to Company employees under CMGI's 1986 Plan for the three years ended July 31, 1999:

                                                                          YEAR ENDED JULY 31,
                                                   ---------------------------------------------------------------
                                                           1997                 1998                  1999
                                                   -------------------   -------------------   -------------------
                                                              WEIGHTED              WEIGHTED              WEIGHTED
                                                     NUMBER    AVERAGE    NUMBER     AVERAGE    NUMBER     AVERAGE
                                                       OF     EXERCISE      OF      EXERCISE      OF      EXERCISE
                                                     SHARES     PRICE     SHARES      PRICE     SHARES      PRICE
                                                    -------   --------   --------   --------   ---------  --------
       Options outstanding, beginning of  period    320,640    $ 0.46    362,480     $ 0.62     281,560    $ 1.05
       Granted................................       97,600      0.97    160,000       1.16     871,200      5.31
       Exercised..............................      (43,760)     0.07   (212,584)      0.42    (124,850)     1.02
       Cancelled..............................      (12,000)     0.88    (28,336)      0.92      (8,000)     5.00
                                                    -------    ------    -------     ------   ---------    ------

       Options outstanding, end of period.....      362,480    $ 0.62    281,560     $ 1.05   1,019,910    $ 4.66
                                                    =======    ======    =======     ======   =========    ======

       Options exercisable, end of period.....      167,196    $ 0.40     37,204     $ 0.88      33,828    $ 0.99
                                                    =======    ======    =======     ======   =========    ======

     The following table summarizes information about stock options under the CMGI 1986 Stock Plan outstanding at July 31, 1999:

                                                    OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                       -------------------------------------------   ---------------------------
                                                        WEIGHTED
                                                         AVERAGE
                                                        REMAINING
                                                       CONTRACTUAL     WEIGHTED                      WEIGHTED
                                           NUMBER         LIFE          AVERAGE        NUMBER         AVERAGE
       RANGE OF EXERCISE PRICES          OUTSTANDING     (YEARS)    EXERCISE PRICE   OUTSTANDING  EXERCISE PRICE
       ------------------------        -------------   -----------  --------------   -----------  --------------
       $ 0.81-$ 0.97                       59,040         1.9           $ 0.91        27,494          $ 0.87
       $ 1.16                              93,334         3.2             1.16         3,332            1.16
       $ 1.88                               4,336         1.3             1.88         3,002            1.88
       $ 5.00                             767,200         5.1             5.00            --              --
       $ 7.21-$10.53                       96,000         9.2             7.77            --              --
                                        ---------                                      -----
                                        1,019,910         5.1           $ 4.66        33,828          $ 0.99
                                        =========                                     ======

     SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards in fiscal 1997, 1998 and 1999 under the Company's stock-based compensation plans been determined based on the fair value method set forth under SFAS 123, the pro forma effect on the Company's net loss would have been as follows:

                                       YEAR ENDED                 YEAR ENDED                  YEAR ENDED
                                      JULY 31, 1997              JULY 31, 1998               JULY 31, 1999
                                ------------------------   ------------------------    ------------------------
                                AS REPORTED    PRO FORMA   AS REPORTED    PRO FORMA    AS REPORTED    PRO FORMA
                                -----------    ---------   -----------    ---------    -----------    ---------
     Net loss..............      $(14,913)     $(15,037)    $(20,524)     $(20,899)     $(46,627)     $(50,945)

     The fair value of each stock option grant has been estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for fiscal 1997, 1998 and 1999, respectively: volatility of 66.69%, 90.07% and 98.49%; risk-free interest rate of 6.19%, 5.48% and 5.42%;
expected life of options of 4.0, 3.4 and 2.4 years; and 0% dividend yield for all years. The weighted average fair value per share of options granted during fiscal 1997, 1998 and 1999 was $0.17, $0.43 and $2.69, respectively.

     The fair value of each stock option granted under the CMGI 1986 Plan has been estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for fiscal 1997, 1998 and 1999, respectively: volatility of 66.69%, 90.07% and 100.00%; risk-free interest rate of 6.19%, 5.50% and 5.16%; expected life of options of 6.2, 4.2 and 3.0 years; and 0% dividend yield for all years. The weighted average fair value per share of options granted during fiscal 1997, 1998 and 1999 was $0.65, $0.79 and $3.41, respectively.

1999 EMPLOYEE STOCK PURCHASE PLAN

     1999 Employee Stock Purchase Plan ("1999 ESPP") was adopted by the board of directors in June 1999. The 1999 ESPP provides for the issuance of a maximum of 1,500,000 shares of common stock and will be administered by the compensation committee. All employees of Engage whose customary employment is for more than 20 hours per week and for more than 6 months in any calendar year are eligible to participate in the 1999 ESPP. As of July

                                  ENGAGE, INC.

31, 1999, no shares have been issued under the 1999 ESPP.

(15) COMPREHENSIVE INCOME

     Effective August 1, 1998, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. The components of comprehensive loss for the Company include net loss, the net change in foreign currency translation adjustments and unrealized holding gains and losses on available-for-sale securities. The financial statements of prior periods have been reclassified for comparative purposes.

     The components of comprehensive loss, net of income taxes, are as follows:

                                                                                          NINE MONTHS ENDED
                                                            YEAR ENDED JULY 31,                APRIL 30,
                                                    ---------------------------------   ---------------------
                                                      1997        1998        1999         1999        2000
                                                    ---------   ---------   ---------   ---------   ---------
                                                                                             (UNAUDITED)
     Net loss..................................     $ (14,913)  $ (20,524)  $ (46,627)  $ (26,688)  $(265,615)
     Foreign currency adjustments..............            --          --         340         302          66
     Net unrealized holding gain (loss) arising
        during the period......................            --      (1,193)        500         469         687
                                                    ---------   ---------   ---------   ---------   ---------
     Comprehensive loss........................     $ (14,913)  $ (21,717)  $ (45,787)  $ (25,917)  $(264,862)
                                                    =========   =========   =========   =========   =========

     The components of accumulated comprehensive income (loss) are as follows:

                                                                                 UNREALIZED     ACCUMULATED
                                                                     FOREIGN        GAINS          OTHER
                                                                    CURRENCY      (LOSSES)     COMPREHENSIVE
                                                                   ADJUSTMENTS  ON SECURITIES  INCOME (LOSS)
                                                                               (IN THOUSANDS)
                                                                   ----------- --------------  -------------
     Balance, July 31, 1997....................................      $  --        $    --         $    --
     Activity, fiscal 1998.....................................         --             --              --
                                                                     -----        -------         -------
     Balance, July 31, 1998....................................         --         (1,193)         (1,193)
     Activity, fiscal 1999.....................................        340            500             840
                                                                     -----        -------         -------
     Balance, July 31, 1999....................................        340           (693)           (353)
     Activity, nine months ended April 30, 2000 (unaudited)....         66            687             753
                                                                     -----        -------         -------
     Balance, April 30, 2000...................................      $ 406        $    (6)        $   400
                                                                     =====        =======         =======

(16) CONCENTRATION OF CREDIT RISK

     Amounts included in the supplemental consolidated balance sheets for accounts receivable, debt to CMGI, accounts payable and accrued expenses approximate their fair value due to their short maturities. Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable and cash investments. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral or other security against trade receivable balances; however, it does maintain reserves for potential credit losses and such losses have been within management's expectations. At July 31, 1999, substantially all of the Company's cash and cash equivalents are invested in one money market fund with a major bank.

     Sales to two customers accounted for 63% and 12% of total revenues for the year ended July 31, 1997. Sales to two customers accounted for 18% and 10% of total revenues for the year ended July 31, 1998. Sales to one customer accounted for 10% of total revenues for the nine months ended April 30, 1999. Accounts receivable due from three customers approximated 19%, 10% and 10% of total accounts receivable at July 31, 1998. The Company's customer base consists of geographically diverse customers across many industries.

(17) RELATED PARTY TRANSACTIONS

     CMGI has provided the Company with systems and related services ("enterprise services") at amounts that approximated the fair value of services received in each of the periods presented in these financial statements. The Company also occupies facilities that are leased by CMGI, whereby CMGI charges the Company for its share of rent and related facility costs through an allocation based upon the company's headcount in relation to total

                                  ENGAGE, INC.

headcount for all CMGI companies located in the premises. The Company has also purchased certain employee benefits (including 401(k) plan participation by employees of the Company) and insurance (including property and casualty insurance) through CMGI. Amounts due CMGI are included in "Debt to CMGI" on the supplemental consolidated balance sheets (see note 9). The following summarizes the expenses allocated to the Company by CMGI for enterprise services, rent and facilities and human resources:

                                                      YEAR ENDED JULY 31,
                                                ----------------------------
                                                  1997       1998       1999
                                                -------    -------    ------
Enterprise services..........................    $ 129      $ 217      $ 272
Rent and facilities..........................    $ 396      $ 490      $ 529
Human resources..............................    $  11      $  50      $ 213

     In addition, beginning in fiscal 1997, the Company outsources data center operations, management information services and ad serving services from companies in which CMGI has a significant ownership interest. Fees were charged at estimated fair value of $1,498,000, $1,437,000 and $3,812,000 during the years ended July 31, 1997, 1998 and 1999, respectively.

     The Company leases certain property and equipment from a subsidiary of CMGI. Under the arrangement, the related party negotiates the terms and conditions of the lease and obtains the assets to be leased. The related party bears all liability for payment, and the Company is not financially obligated under the leases. The Company is charged the actual lease fees paid by the related party, plus an additional administrative charge that approximates the fair value of the services received (see note 11).

     The Company sells its products and services to companies that CMGI has an investment interest or a significant ownership interest. The Company sold no products to related parties in fiscal 1997. Total revenue realized from sales to related parties were $235,000, $1,823,000, $1,364,000 and $4,711,000 for the fiscal year ended July 31, 1998 and 1999 and the nine months ended April 30, 1999 and 2000, respectively. The related cost of revenue is consistent with the costs incurred on similar transactions with unrelated parties.

     The Company has contracted with companies that CMGI has an investment interest or a significant ownership interest to represent them within its advertising network. The related costs of these contracts are consistent with the costs incurred on similar transactions with unrelated parties.

     In addition, the Company outsources data center operations and ad serving services from companies in which CMGI has a significant ownership interest. Total cost of revenue related to outsourcing from related parties for the three months ended April 30, 1999 and 2000 was $1.1 million and $4.7 million, respectively. Total cost of revenue related to outsourcing from related parties for the nine months ended April 30, 1999 and 2000 was $2.0 million and $10.6 million, respectively.

(18) SEGMENT REPORTING

     Effective December 31, 1998, the Company adopted Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information", (SFAS No. 131). SFAS No. 131 establishes standards for the way public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. During April 2000, as a result of closing the Flycast and Adsmart acquisitions, the Company's operations and corresponding organizational structures were realigned into three segments: Media, Media Management and Software and Consulting based on the type of products and services offered. As a result of the realignment, the prior period segment information has been restated. Media provides a comprehensive system for planning, buying, selling, and managing Web advertising to advertisers and agencies. Media Management delivers solutions to help advertisers execute, measure, analyze and optimize their Internet marketing campaigns. Software and Consulting is primarily engaged in the development and sale of software that enables Web publishers, advertisers and merchants to target and deliver advertisements, content and e-commerce offerings to their audiences. In addition, consulting services includes traditional consulting as well as installation, training, and software support.

     Revenue and gross profit by segment are as follows:

                                  ENGAGE, INC.

                                                               NINE MONTHS
                                  YEAR ENDED JULY 31,        ENDED APRIL 30,
                             ------------------------------------------------
                              1997     1998      1999       1999       2000
                             -----   --------  ---------  ---------  --------
                                                               (UNAUDITED)
MEDIA
    Revenue ...............  $  15   $   354   $ 10,810   $  1,311   $ 74,019
    Gross profit ..........   (924)   (2,183)    (3,762)      (966)     3,438

MEDIA MANAGEMENT
    Revenue ...............     --        --      2,627        640     16,526
    Gross profit ..........     --        --        868        242      7,574

SOFTWARE AND CONSULTING
    Revenue ...............     25     2,217     13,396      8,357     19,573
    Gross profit ..........     (6)       86      6,224      3,419     13,270

CONSOLIDATED SEGMENT TOTALS
    Revenue ...............     40     2,571     26,833     10,308    110,118
    Gross profit ..........   (930)   (2,097)     3,330      2,695     24,282


     Assets information by operating segment is not reported since the Company does not identify assets by segment.

     Revenues related to operation in the United States and other foreign countries for the years ended July 31, 1997, 1998 and 1999 were as follows:

                                             YEAR ENDED JULY 31,
                                      --------------------------------
                                      1997          1998        1999
                                      ----        -------     --------
United States.......................  $ 40        $ 1,938     $ 24,051
Other foreign countries.............    --            633        2,782
                                      ----        -------     --------
     Total revenue..................  $ 40        $ 2,571     $ 26,833
                                      ====        =======     ========

     The Company's assets located outside of the United States are immaterial to the Company's financial statements.

(19) SUBSEQUENT EVENTS (UNAUDITED)

     LAW SUIT

     On March 16, 2000, a derivative action was filed in the Court of Chancery of the State of Delaware against Edward A. Bennett, Christopher A. Evans, Craig
D. Goldman, Andrew J. Hajducky, III, Frederic D. Rosen, Paul L. Schaut, David S. Wetherell, members of the Company's Board of Directors, CMGI, Inc., the majority stockholder of the Company and the Company, as nominal defendant. The complaint alleges that, in connection with the proposed sale by CMGI of Flycast Communications Corporation and Adsmart Corporation to the Company, CMGI and the individual defendants have violated their fiduciary duties. The Company believes that the complaint is without merit and expects that its Board of Directors will contest the claims vigorously.

     ACQUISITIONS

     On May 26, 2000, the Company entered into an asset purchase agreement by and among the Company, Engage Canada Company, an unlimited liability company existing under the laws of Nova Scotia, Gallop & Gallop Advertising Inc., a corporation organized under the laws of Canada ("G&G"), 1261094 Ontario Limited, a corporation organized under the laws of Ontario, and certain individual stockholders (the "Asset Purchase Agreement"). Pursuant to the Asset Purchase Agreement, Engage Canada Company purchased substantially all of the assets of G&G's online advertising solutions business in Canada known as the Virtual Billboard Network ("VBN"). The Company agreed to pay $5.0 million in Engage common stock, subject to certain adjustments. The Company expects to record goodwill for substantially all of the purchase price of VBN. The transaction was completed on June 9, 2000. Engage Canada Company is owned by two United States holding companies each of which is a wholly-owned subsidiary of the Company.

                                  ENGAGE, INC.

     On June 11, 2000, the Company signed an Agreement and Plan of Merger pursuant to which it will acquire MediaBridge Technologies, Inc., a leading provider of cross-media closed loop targeted marketing systems. Under the terms of the merger agreement, the Company will issue to the shareholders of MediaBridge approximately 14.5 million shares of common stock, subject to adjustment. The number of shares of common stock will be reduced by the value of expenses incurred by MediaBridge in the transaction. In addition, if the average of the last reported per share sales prices of common stock on the Nasdaq National Market for the 15 consecutive trading days ending three days prior to closing (the "Average Closing Price") is greater than $24.14 but less than $30.00, the number of shares issued will be reduced to a number equal to $350 million divided by the Average Closing Price. If the Average Closing Price is greater than $30.00, the number of shares issued in the merger will equal 11,666,667. Ten percent of the shares to be issued in the merger will be subject to an escrow for a period of one year to secure certain indemnification obligations of the MediaBridge shareholders.

     By virtue of the merger of MediaBridge and a wholly-owned subsidiary of the Company, MediaBridge will become a wholly-owned subsidiary of the Company. The transaction is intended to be tax-free under Section 368(a) of the Internal Revenue Code of 1986, as amended. The transaction, which will be accounted for as a purchase, is subject to certain conditions, regulatory approval and the shareholder approval of MediaBridge.

     PRIVATE PLACEMENT

     On June 22, 2000, the Company closed follow-on investments from CMGI and Compaq Computer Corporation, through its wholly owned subsidiary, CPQ Holdings, Inc., for a combined $75 million. Under the terms of the arrangement Engage issued a total of 4,995,835 shares of common stock to CMGI and Compaq in return for investments of $50 million and $25 million, respectively. The per share value of Engage common stock was based on a five-day average closing price of Engage stock for the five trading days ending June 19, 2000.

                                  ENGAGE, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED APRIL 30, 2000
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                         (a)              (b)                PRO FORMA
                                                                                                      -------------------------
                                                        ENGAGE       ADKNOWLEDGE        FLYCAST       ADJUSTMENTS       TOTAL
                                                       ---------     -----------        --------      ----------      ---------

Revenue............................................    $ 110,118        $ 3,179         $ 33,974        $   (500)(c)  $ 146,771
Cost of revenue....................................       85,836          2,629           23,121             (48)(c)    111,538
                                                       ---------      ---------         --------        --------      ---------
       Gross profit................................       24,282            550           10,853            (452)        35,233
                                                       ---------      ---------         --------        --------      ---------
Operating expenses:
    In-process research and development............       31,617             --               --         (31,617)(d)         --
    Research and development.......................       17,029          3,109            4,836              --         24,974
    Selling and marketing..........................       63,113          1,571           12,808              --         77,492
    General and administrative.....................       17,995          6,487           30,481         (23,998)(e)     30,965
    Stock compensation.............................       37,274            531              662              --         38,467
    Acquisition costs..............................        4,951             --               --              --          4,951
    Amortization of goodwill and other intangibles.      118,808            255               --         143,364 (f)    262,427
                                                       ---------      ---------         --------        --------      ---------
       Total operating expenses....................      290,787         11,953           48,787          87,749        439,276
                                                       ---------      ---------         --------        --------      ---------
Loss from operations...............................     (266,505)       (11,403)         (37,934)        (88,201)      (404,043)

Other income (expense):
    Equity in loss of joint venture................       (1,016)            --               --              --         (1,016)
    Other income (expense), net....................        1,906           (404)             486              --          1,988
                                                       ---------      ---------         --------        --------      ---------
Net loss...........................................    $(265,615)     $ (11,807)        $(37,448)       $(88,201)     $(403,071)
                                                       =========      =========         ========        ========      =========
Pro forma basic and diluted net loss per share.....    $   (1.97)                                                     $   (2.34)(g)
                                                       =========                                                      =========

Pro forma weighted average number of basic
    and diluted shares outstanding.................      134,578                                                        172,315 (g)
                                                       =========                                                      =========


   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED APRIL 30, 2000


(a) Reflects the pre-acquisition results of AdKnowledge for the period August 1, 1999 through November 30, 1999, the pre-acquisition period for which AdKnowledge results were not consolidated with Engage.

(b) Reflects the pre-acquisition results of Flycast for the period August 1, 1999 through January 12, 2000, the pre-acquisition period for which Flycast results were not consolidated with Engage.

(c) Represents the elimination of intercompany revenue and cost of revenue. $500 identified as revenue requiring elimination was capitalized by Flycast in January 2000 and thus the associated expense elimination represents depreciation expense recorded on the software purchased.

(d) Adjustment to in-process research and development ("IPRD") reflects the elimination of $2.3 million expensed to IPRD for the acquisition of AdKnowledge in December 1999 and $29.3 million expensed to IPRD for the acquisition of Flycast in April 2000.

(e) Reflects the elimination of acquisition related expenses, comprised of legal and investment banker fees, expensed by Flycast as a result of the CMGI acquisition.

(f) Reflects additional goodwill and other intangible asset amortization expense related to the acquisitions of AdKnowledge and Flycast, net of amortization expense recorded in the pre-acquisition financial statements of AdKnowledge, based on three year amortization periods for all intangible assets recorded as a result of the following purchase price allocations (in thousands):

                                                 ADKNOWLEDGE       FLYCAST
                                                -------------- ---------------
Working capital (deficit), net of cash
  acquired of $3,044 for AdKnowledge
  and $12,893 for Flycast.....................        $ (7,954)       $ 21,484
Property and equipment, net...................           4,311          11,751
Other assets..................................             515             316
In-process research and development...........           2,317          29,300
Long-term obligations.........................          (4,809)         (2,834)
Goodwill......................................         160,144         738,537
Other identifiable intangible assets..........           6,508          93,820
                                                -------------- ---------------
Purchase price, net of cash acquired..........        $161,032        $892,374
                                                ============== ===============

(g) Since the pro forma statement of operations results in a loss from continuing operations, the pro forma basic and diluted loss from continuing operations per common share is computed by dividing the pro forma net loss from continuing operations available to common stockholders by the pro forma weighted average number of common shares outstanding. The calculation of the pro forma weighted average number of common shares outstanding assumes that the 10,336,212 shares of Engage common stock issued in the AdKnowledge acquisition and 53,413,213 shares of Engage common stock issued in the Flycast acquisition were outstanding for the entire period presented.

                                  ENGAGE, INC.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 31 ,1999
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                PRO FORMA
                                                                (a)        (a)        (b)       (a)      ------------------------
                                                    ENGAGE     I/PRO   ADKNOWLEDGE   2CAN     FLYCAST    ADJUSTMENTS      TOTAL
                                                   --------   -------  -----------  -------   --------   -----------     --------

Revenue .......................................... $ 26,833   $ 3,902    $  2,986   $ 2,370   $ 18,596   $    (259)(c) $  54,428
Cost of revenue ..................................   23,503     2,658       4,190     1,613     13,012        (259)(c)    44,717
                                                   --------   -------    --------   -------   --------   ---------     ---------
       Gross profit (loss) .......................    3,330     1,244      (1,204)      757      5,584          --         9,711
                                                   --------   -------    --------   -------   --------   ---------     ---------
Operating expenses:
    In-process research and development ..........    4,500        --          --        --         --      (4,500)(d)        --
    Research and development .....................    8,699     1,775       4,531        --      4,736          --        19,741
    Selling and marketing ........................   19,369     2,499       3,797     1,494     12,347          --        39,506
    General and administrative ...................    5,219     2,323       2,149     4,027      3,149          --        16,867
    Stock compensation ...........................    1,455        --         633       990      2,114          --         5,192
    Amortization of goodwill and other
      intangibles.................................    8,939        --         765       601         --     339,664 (e)   349,969
                                                   --------   -------    --------   -------   --------   ---------     ---------
       Total operating expenses ..................   48,181     6,597      11,875     7,112     22,346     335,164       431,275
                                                   --------   -------    --------   -------   --------   ---------     ---------
Loss from operations .............................  (44,851)   (5,353)    (13,079)   (6,355)   (16,762)   (335,164)     (421,564)

Other income (expense):
    Equity in loss of joint venture ..............     (723)       --          --        --         --          --          (723)
    Other income (expense), net ..................   (1,053)      428        (228)     (148)       (38)        129 (f)      (910)
                                                   --------   -------    --------   -------   --------   ---------     ---------
Net loss ......................................... $(46,627)  $(4,925)   $(13,307)  $(6,503)  $(16,800)  $(335,035)    $(423,197)
                                                   ========   =======    ========   =======   ========   =========     =========
Pro forma basic and diluted net loss per share ... $  (0.61)                                                           $   (2.75)(g)
                                                   ========                                                            =========
Pro forma weighted average number of basic
    and diluted shares outstanding ...............   76,399                                                              153,857 (g)
                                                   ========                                                            =========

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 31, 1999


(a) Reflects the pre-acquisition results of I/PRO for the period August 1, 1998 through March 31, 1999, the pre-acquisition period for which I/PRO results were not consolidated with Engage. Reflects the results of AdKnowledge and Flycast for the twelve months ended June 30, 1999.

(b) On March 11, 1999, CMGI acquired 2Can for purchase consideration valued at approximately $28.5 million, including bridge notes receivable of $1.5 million. CMGI accounted for the acquisition using the purchase method of accounting. Concurrent with CMGI's closing of the 2Can acquisition, CMGI contributed 2Can to Adsmart in exchange for additional debt to CMGI of approximately $28.5 million. Prior to its acquisition by CMGI, 2Can acquired in August 1998 all of the outstanding common stock of WebRep L.L.C. ("WebRep") through a merger in which 2Can was the surviving corporation. The members of WebRep received a majority of the voting interest in the combined entity, and accordingly, WebRep was the acquiring company for accounting purposes. The transaction was accounted for as a reverse acquisition whereby the members' ownership interests of WebRep were adjusted for the fair value of the acquired tangible net assets of 2Can, and converted into shares of 2Can common stock in a recapitalization.

     On September 29, 1998, 2Can acquired Eisenberg Communications Group Inc. ("ECG") for common stock valued at $6.3 million. The acquisition was accounted for using the purchase method of accounting, resulting in goodwill at the acquisition date of approximately $6.8 million. The historical unaudited results of 2Can (including WebRep) for the period from August 1, 1998 through March 10, 1999 (CMGI's acquisition date of 2Can) and the historical unaudited results of ECG for the period from August 1, 1998 through September 29, 1998 (2Can's acquisition date of ECG) are presented below:

                                                       ADSMART ACQUISITIONS
                                                     (FROM AUGUST 1, 1998 -
                                                    MARCH 10, 1999, THE PERIOD
                                                      PRIOR TO THE INCLUSION
                                                      WITHIN ADSMART RESULTS)
                                                    --------------------------
                                                     2CAN      ECG     TOTAL
                                                    -------   -----   -------
                                                         (in thousands)

Revenue ..........................................  $ 2,304   $  66   $ 2,370
Cost of revenue ..................................    1,613      --     1,613
                                                    -------   -----   -------
    Gross profit .................................      691      66       757
                                                    -------   -----   -------
Operating expenses:
    Selling and marketing ........................    1,396      98     1,494
    General and administrative ...................    3,954      73     4,027
    Stock compensation ...........................      990      --       990
    Amortization of goodwill and other intangibles      601      --       601
                                                    -------   -----   -------
    Total operating expenses .....................    6,941     171     7,112
                                                    -------   -----   -------
Loss from operations .............................   (6,250)   (105)   (6,355)
Other expense ....................................     (146)     (2)     (148)
                                                    -------   -----   -------
Net loss .........................................  $(6,396)  $(107)  $(6,503)
                                                    =======   =====   =======


(c)  Represents the elimination of intercompany revenue and cost of revenue.

(d) Adjustment to in-process research and development reflects the elimination of $4.5 million expensed to in-process research and development ("IPRD") related to the acquisition of I/PRO in April 1999. The $2.3 million expensed to IPRD for the AdKnowledge acquisition and the $29.3 million expensed to IPRD for the Flycast acquisition have not been eliminated herein as the IPRD charges are non-recurring and will be reflected in Engage's Statement of Operations subsequent to July 31, 1999.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JULY 31, 1999


(e) Reflects additional goodwill and other intangible asset amortization expense related to the acquisitions of I/PRO, AdKnowledge and Flycast, net of amortization expense recorded in the pre-acquisition financial statements of AdKnowledge based on the following amortization periods:

                                 I/PRO        ADKNOWLEDGE         FLYCAST
                             -------------- ---------------- ------------------
Goodwill....................             5                3                  3
Workforce...................             2                3                  3
Developed technology........             5                3                  3
Customer base...............           n/a              n/a                  3
Tradename...................             5                3                  3
Database of cookies.........           n/a                3                n/a

Pro forma amortization expense is based on the following allocation of purchase prices (in thousands):

                                               I/PRO     ADKNOWLEDGE    FLYCAST
                                              --------   -----------   ---------
Working capital (deficit), net of
  cash acquired of $347 for I/PRO, $3,044
  for AdKnowledge and $12,893 for Flycast....  $  (498)   $ (7,954)    $ 21,484
Property and equipment, net..................    1,676       4,311       11,751
Other assets.................................      230         515          316
In-process research and development..........    4,500       2,317       29,300
Long-term obligations........................     (465)     (4,809)      (2,834)
Goodwill.....................................   22,288     160,144      738,537
Other identifiable intangible assets.........    4,920       6,508       93,820
                                               -------    --------     --------
Purchase price, net of cash acquired.........  $32,651    $161,032     $892,374
                                               =======    ========     ========

     The pro forma adjustment to goodwill amortization expense also represents $3,714 of additional goodwill amortization expense related to CMGI's acquisition of 2Can, net of amortization expense recorded in the pre-acquisition financial statements of 2Can

(f) Reflects a reduction in interest expense related to i) I/PRO borrowings that would have been settled by I/PRO had the acquisition been consummated at the beginning of the period presented and ii) interest expense recorded by AdKnowledge related to the amortization of debt issuance costs.

(g) Since the pro forma statement of operations results in a loss from continuing operations, the pro forma basic and diluted loss from continuing operations per common share is computed by dividing the loss from continuing operations available to common stockholders by the pro forma weighted average number of common shares outstanding. The calculation of the pro forma weighted average number of common shares outstanding assumes that the 10,336,212 common shares of Engage common stock issued in the AdKnowledge acquisition, 10,758,768 common shares issued in the I/PRO acquisition and 53,413,213 shares of Engage common stock issued in the Flycast acquisition were outstanding for the entire period presented.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            ENGAGE, INC.
                                            (Registrant)



Date: July 12, 2000                                /s/ Paul L. Schaut
                                                   -----------------------------
                                                   PAUL L. SCHAUT
                                                   PRESIDENT AND CHIEF EXECUTIVE
                                                   OFFICER

                                 EXHIBIT INDEX
                                 -------------

Exhibit
Number            Description
-------           ------------
23.1              Consent of Deloitte & Touche LLP

23.2              Consent of KPMG LLP

23.3              Consent of KPMG LLP

23.4              Consent of KPMG LLP

99.1 Agreement and Plan of Merger and Contribution, dated January 19, 2000, by and among the Registrant, CMGI, Inc., Adsmart Corporation, Flycast Communications Corporation and FCET Corp., incorporated by reference from Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on March 16, 2000.

99.2 Press release of the Registrant (incorporated by reference from Exhibit 99.2 to the Registrant's Form 8-K filed with Securities and Exchange Commission on May 11, 2000.)